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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HI-SHEAR TECHNOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of Hi-Shear Technology Corporation
(2)
Aggregate number of securities to which transaction applies:
6,893,370 shares of Hi-Shear Technology Corporation Common Stock (consisting of 6,855,791 shares of Common Stock issued and outstanding on September 29, 2009, 8,860 restricted stock units and 28,719 shares of Common Stock issuable pursuant to "in-the-money" options).
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$19.18 per share (the price per share negotiated in the transaction). See (4) below.
(4)
Proposed maximum aggregate value of transaction:
$131,957,085 (equal to the sum of (A) 6,855,791 shares of Common Stock and 8,860 restricted stock units each multiplied by $19.18 and (B) the aggregate value of "in-the-money" options to purchase 28,719 shares of Common Stock determined by taking the difference between $19.18 and the exercise price per share of each of the "in-the-money" options).
	(5)	Total fee paid: $7,363.21
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:
(4)	Date Filed:

October 14, 2009

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Hi-Shear Technology Corporation Stockholder:

        Our board of directors, based, in part, on the unanimous recommendation of a special committee consisting of three independent directors, has unanimously approved a merger agreement and a merger pursuant to which Hi-Shear Technology Corporation will become a wholly-owned subsidiary of Chemring Group PLC.

        If the merger is completed, holders of our common stock will be entitled to receive $19.18 in cash, without interest and less applicable withholding taxes, for each share of our common stock that they own at the effective time of the merger. Receipt of the merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

        Our stockholders will be asked at a special meeting to approve and adopt the merger agreement and the merger. Based, in part, on the unanimous recommendation of the special committee, our board of directors has unanimously approved resolutions (i) approving the merger agreement and the merger, (ii) determining that the merger agreement and the terms and conditions of the merger are fair, advisable and in the best interests of Hi-Shear Technology Corporation and our stockholders, and (iii) directing that the merger and merger agreement be submitted for approval at a special meeting of our stockholders. In reaching this determination, our board of directors considered a variety of factors that are discussed in the attached proxy statement. Our board of directors unanimously recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement and the merger.

        Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments of the special meeting, if determined to be necessary by Hi-Shear Technology Corporation, to facilitate the approval and adoption of the merger agreement and the merger by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger.

        The affirmative vote of a majority of the issued and outstanding shares of our common stock is required to approve and adopt the merger agreement and the merger. Each holder of our common stock is entitled to one vote per share. Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference, will be counted as votes FOR approval and adoption of the merger agreement and the merger, and FOR approval of adjournments of the special meeting, if determined to be necessary by Hi-Shear Technology Corporation for the aforementioned reasons. If you do not vote or do not instruct your broker, bank or other nominee to vote, it will have the same effect as voting against the proposal to approve and adopt the merger agreement and the merger, so please vote.

        As previously announced, our Annual Meeting of Stockholders originally scheduled to be held at 10:00 a.m. on October 30, 2009, has been postponed indefinitely.

        The date, time and place of the special meeting to consider and vote upon the proposal to approve and adopt the merger agreement and the merger are as follows:

November 19, 2009
2:00 p.m., local time
24225 Garnier Street, Torrance, California 90505-5355

        The proxy statement attached to this letter provides you with information about the special meeting of our stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

        Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of our common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us. If you attend the special meeting, you may vote in person even if you previously returned your proxy.

      Jack Bunis
       Chairman of the Special Committee of the Board of Directors

        Important Notice Regarding Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on November 19, 2009. The proxy statement is available at www.hstc.com.

        The proxy statement is dated October 14, 2009, and is first being mailed to our stockholders on or about October 16, 2009.

HI-SHEAR TECHNOLOGY CORPORATION
24225 Garnier Street
Torrance, California 90505-5355

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on November 19, 2009

Dear Hi-Shear Technology Corporation Stockholder:

        Notice is hereby given that on November 19, 2009, at 2:00 p.m., local time, Hi-Shear Technology Corporation ("Hi-Shear") will hold a special meeting of its stockholders (the "special meeting") at 24225 Garnier Street, Torrance, California 90505-5355, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of September 16, 2009, by and among Chemring Group PLC, a company organized under the laws of England and Wales ("Chemring"), Parkway Merger Sub, Inc., a Delaware corporation and Hi-Shear, and to approve Chemring's acquisition of Hi-Shear through a merger of Parkway Merger Sub, Inc., a wholly-owned subsidiary of Chemring, with and into Hi-Shear, as contemplated by the agreement and plan of merger;

  2.
  To consider and vote upon a proposal to approve any adjournments of the special meeting, if determined to be necessary by Hi-Shear, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve and adopt the agreement and plan of merger and the merger; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        The merger proposal is described more fully in the proxy statement of which this notice forms a part. Please give your careful attention to all of the information in the proxy statement.

        Only holders of record of Hi-Shear common stock at the close of business on October 9, 2009, the record date, or their proxies can vote at the special meeting or any adjournment or postponement of the special meeting. Approval and adoption of the agreement and plan of merger and the merger requires the affirmative vote of the holders of a majority of the shares of Hi-Shear common stock issued and outstanding on the record date. The list of stockholders entitled to vote at the special meeting is available, upon request, at the Hi-Shear headquarters, at 24225 Garnier Street, Torrance, California 90505-5355, for examination by any Hi-Shear stockholder.

        As previously announced, our Annual Meeting of Stockholders originally scheduled to be held at 10:00 a.m. on October 30, 2009, has been postponed indefinitely.

        Your vote is important. Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card at your earliest convenience. Instructions for voting your shares are included on the enclosed proxy card or voting instruction card. If you are a record holder and you send in your proxy and then decide to attend the Hi-Shear special meeting to vote your shares, you may still do so. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the special meeting. If you have any questions about the proposals or about your shares, please contact
Hi-Shear by telephone at (310) 784-7821 or via email at investor@hstc.com, or our proxy solicitor,

MacKenzie Partners, Inc., by telephone at (800) 322-2885 (toll-free) or (212) 929-5500 (call collect) or via email at proxy@mackenziepartners.com.

By Order of the Board of Directors,
/s/ LINDA A. NESPOLE Linda A. Nespole Corporate Secretary

Torrance, California
October 14, 2009

i

ii

iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements include, among other things, statements concerning whether and when the proposed merger with Chemring will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and other statements qualified by words such as "expect," "anticipate," "intend," "believe," "estimate," "should," and similar words indicating future events. These forward-looking statements are based on our current expectations and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, including, among others:

  •
  the failure of the merger to be completed;

  •
  the time at which the merger is completed;

  •
  approval and adoption of the merger agreement and the merger by our stockholders; and

  •
  failure by us to satisfy the other conditions to the merger.

        The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Except to the extent required by applicable law or regulation, we undertake no duty to any person to update the statements made in this proxy statement under any circumstances.

        For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Hi-Shear has filed with the Securities and Exchange Commission under "Where You Can Find More Information."

 QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the Hi-Shear Technology Corporation special meeting of stockholders, the merger agreement and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should carefully read this entire proxy statement, including each of the annexes, and the other documents to which we have referred you.

        Throughout this proxy statement, "Hi-Shear," "we" and "our" refer to Hi-Shear Technology Corporation, a Delaware corporation, "Chemring" refers to Chemring Group PLC, a company organized under the laws of England and Wales and "Merger Sub" refers to Parkway Merger Sub, Inc., a Delaware corporation. Also, we refer to the merger between Hi-Shear and Merger Sub as the "merger"; and the agreement and plan of merger, dated as of September 16, 2009, by and among Chemring, Merger Sub and Hi-Shear as the "merger agreement."

  Q:    Why am I receiving the proxy materials?

        A:    We sent you this proxy statement and the enclosed proxy card because the board of directors of Hi-Shear is soliciting your proxy to vote at a special meeting of Hi-Shear stockholders in connection with a proposal to approve and adopt a merger agreement whereby Hi-Shear would become a wholly-owned subsidiary of Chemring. You may submit a proxy if you complete, date, sign and return the enclosed proxy card. You are also invited to attend the special meeting in person, although you do not need to attend the special meeting to have your shares voted at the special meeting.

  Q:    What will I receive in the merger?

        A:    If the merger is completed, you will be entitled to receive $19.18 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger. For example, if you own 100 shares of our common stock, you will receive $1,918.00 in cash, less any applicable withholding taxes, in exchange for those shares.

  Q:    What will happen in the merger with any options that I hold to acquire Hi-Shear common stock under the company's stock incentive plans?

        A:    Optionees will be entitled to receive cash for each share of our common stock subject to their options (whether or not vested), as of the effective time of the merger, in an amount equal to the difference between (i) the cash price of $19.18 to be paid with respect to our common stock in the merger and (ii) the exercise price per share of their options, less applicable withholding taxes.

  Q:    How does Hi-Shear's board of directors recommend I vote?

        A:    Based, in part, on the unanimous recommendation of a special committee consisting of three independent directors, our board of directors has unanimously adopted resolutions approving the merger agreement and the merger, determining that the merger agreement and the terms and conditions of the merger are fair, advisable and in the best interests of Hi-Shear and our stockholders and directing that the merger agreement be submitted for approval at a special meeting of our stockholders. Our board of directors unanimously recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement and the merger. The reasons for our board of directors' determination are set forth in detail in this proxy statement. Our board of directors also unanimously recommends that you vote FOR approval of adjournments of the special meeting, if determined to be necessary by Hi-Shear, to facilitate the approval and adoption of the merger agreement and the merger by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger.

  Q:    Who will own Hi-Shear after the merger?

        A:    After the merger, Hi-Shear will be a wholly-owned direct or indirect subsidiary of Chemring. As a result of the receipt of cash in exchange for Hi-Shear common stock, you will no longer benefit from any increase in Hi-Shear's value, nor will you acquire an ownership interest in Chemring.

  Q:    What do I need to do now?

        A:    We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

  Q:    What happens if I do not return a proxy card?

        A:    If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the merger.

  Q:    What happens if I return a proxy card that is not marked to indicate my voting preference?

        A:    Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR approval and adoption of the merger agreement and the merger and FOR approval of adjournments of the special meeting, if determined to be necessary by Hi-Shear, to facilitate the approval and adoption of the merger agreement and the merger by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger.

  Q:    What vote is needed to approve and adopt the merger agreement?

        A:    The affirmative vote of a majority of the issued and outstanding shares of our common stock is required to approve and adopt the merger agreement. Each holder of our common stock is entitled to one vote per share. In connection with the transactions contemplated by the merger agreement, George W. Trahan, Hi-Shear's Chairman, Chief Executive Officer and President, entered into a stockholder agreement with Chemring and Merger Sub pursuant to which Mr. Trahan granted Chemring an irrevocable proxy to vote certain of his shares of Hi-Shear common stock comprising approximately 32.4% of our issued and outstanding common stock as of the record date, in favor of the merger agreement and the merger.

  Q:    May I vote in person?

        A:    Yes. If your shares are not held in "street name" through a broker, bank or other nominee, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in "street name," you must get a proxy from your broker, bank or other nominee in order to attend the special meeting and vote your shares in person.

  Q:    Do I need to attend the special meeting in person?

        A:    No. You do not have to attend the special meeting in order to vote your shares of our common stock. Your shares can be voted at the special meeting without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

  Q:    May I change my vote after I have mailed my signed proxy card?

        A:    Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

  Q:    If my broker holds my shares in "street name," will my broker vote my shares for me?

        A:    Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

  Q:    Should I send in my Hi-Shear stock certificates now?

        A:    No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $19.18 in cash, without interest and less applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger, subject to the terms of the merger agreement.

  Q:    When do you expect the merger to be completed?

        A:    We are working toward completing the merger as quickly as possible. We currently expect the merger to be completed in the fourth quarter of 2009. However, we cannot assure you when or if the merger will occur. In addition to stockholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived. Either Chemring or Hi-Shear may terminate the merger agreement if the merger has failed to occur by March 1, 2010 and the terminating party has not caused that failure by its breach of the merger agreement.

  Q:    What if the proposed merger is not completed?

        A:    If the merger is not completed, we will continue our current operations and our status as a publicly held company.

  Q:    Am I entitled to appraisal rights?

        A:    Under Delaware law, Hi-Shear stockholders of record who do not vote in favor of the merger agreement and the merger and who properly deliver a written demand for appraisal prior to the vote on adoption of the merger agreement will be entitled to exercise appraisal rights in connection with the merger and obtain payment in cash for the judicially-determined fair value of their shares of Hi-Shear common stock if the merger is completed. The provisions of the Delaware General Corporation Law ("DGCL") relating to appraisal rights are attached as Annex C to this proxy statement. Failure to take all of the steps required under Delaware law may result in the loss of any appraisal rights. If holders of more than 10% of our outstanding common stock exercise their appraisal rights, then all of the conditions to closing will not be satisfied and Chemring will not be required to close the merger.

  Q:    Will the merger be a taxable transaction for me?

        A:    If you are a U.S. taxpayer, your receipt of cash in the merger will be treated as a taxable sale of your Hi-Shear common stock for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive in the merger in exchange for your shares of our common stock and (ii) the adjusted tax basis of your shares of our common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

  Q:    What other matters will be voted on at the special meeting?

        A:    Our stockholders are also being asked to vote at the special meeting in favor of adjourning the meeting, if adjournments are determined to be necessary by Hi-Shear, to facilitate the approval and adoption of the merger proposal, by permitting the solicitation of additional proxies from our stockholders if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal. In order to be approved, this proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting. Pursuant to Delaware law and our bylaws, only matters set forth in the notice of meeting may be considered at the special meeting of stockholders.

  Q:    When is Hi-Shear going to have its 2009 Annual Meeting of Stockholders?

        A:    We originally scheduled the 2009 Annual Meeting of Stockholders to be held at 10:00 a.m. on October 30, 2009. The 2009 Annual Meeting has been postponed indefinitely. If the merger with Chemring is not completed, we will reschedule the 2009 Annual Meeting of Stockholders and notify stockholders of the date, time and location of the rescheduled meeting.

  Q:    Who can help answer my questions?

        A:    If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor:

  MacKenzie Partners, Inc.
  105 Madison Avenue
  New York, NY 10016
  (800) 322-2885 (toll-free)
                  or
  (212) 929-5500 (call collect)
   proxy@mackenziepartners.com

Or you can contact us:

  Hi-Shear Technology Corporation
  24255 Garnier Street
  Torrance, California 90505-5355
  (310) 784-7821
   investor@hstc.com

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the provisions of the merger agreement, you should read carefully this entire proxy statement and the other documents to which we refer you. See "Where You Can Find More Information." References to captioned sections in this summary and elsewhere in this proxy statement are references to the relevant text of this proxy statement that follows this summary section. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

 The Companies

Chemring Group PLC
1500 Parkway
Whiteley, Fareham, Hampshire
P015 7AF England
Telephone: +44 1489-881-880

        Chemring, with 2008 revenues of £354.2 million, is a global company that specializes in the manufacture of energetic material products and decoy countermeasures. Chemring provides solutions for customer requirements in the defense, security and safety markets. Chemring is a leading defense company involved in critical defense development programs in the UK, US, Europe and Australia. Chemring's capabilities to provide solutions to customer requirements are based on its core competencies in: (i) energetic materials, (ii) high reliability and safety and (iii) volume manufacturing. Chemring currently employs over 3,000 people in the UK, US, France, Germany, Italy, Norway, Spain and Australia. Chemring sells to over 80 countries and its end-users include the military services, security forces and commercial marine operators.

Parkway Merger Sub, Inc.
1500 Parkway
Whiteley, Fareham, Hampshire
P015 7AF England
Telephone: +44 1489-881-880

        Parkway Merger Sub, Inc. is a Delaware corporation and a wholly-owned subsidiary of Chemring. Parkway Merger Sub, Inc. was organized solely for the purpose of entering into the merger agreement with Hi-Shear and completing the merger and has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Hi-Shear Technology Corporation
24225 Garnier Street
Torrance, California 90505-5355
Telephone: (310) 784-7821

        Hi-Shear designs and manufactures high reliability pyrotechnic, mechanical and electronic products for the aerospace industry, national defense and other applications where pyrotechnic power is desirable. Our products are primarily used in space satellites and satellite launch vehicles, exploration missions, strategic missiles, tactical weapons, advanced fighter aircraft and military systems. Customers such as the military, satellite manufacturers, launch vehicle assemblers, U.S. Government departments and agencies (including NASA), foreign space agencies, and others in the aerospace and defense business widely use Hi-Shear's products.

        Additional information regarding Hi-Shear is contained in our filings with the Securities and Exchange Commission. See "Where You Can Find More Information."

The Special Meeting of Hi-Shear Stockholders

        Time, Date and Place.     A special meeting of our stockholders will be held on November 19, 2009, at 24225 Garnier Street, Torrance, California 90505-5355 at 2:00 p.m., local time, to consider and vote upon a proposal to approve and adopt the merger agreement and the merger. In addition, you will be asked to consider a proposal to approve any adjournments of the special meeting, if determined to be necessary by Hi-Shear Technology Corporation, to facilitate the approval and adoption of the merger agreement and the merger by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger.

        Record Date and Voting Power.     You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on October 9, 2009, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 6,855,791 shares of our common stock issued and outstanding held by approximately 1,683 holders of record.

        Required Quorum and Votes.     The holders of a majority of the issued and outstanding shares of our common stock must be present, in person or by proxy, at the special meeting for a quorum to be present. The proposal to approve and adopt the merger agreement and the merger requires the affirmative vote of a majority of the shares of our common stock issued and outstanding at the close of business on the record date.

        The proposal to approve adjournments of the special meeting, if determined to be necessary by Hi-Shear, to facilitate the approval and adoption of the merger agreement and the merger by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting.

        See "The Special Meeting."

The Merger

        Description of the Merger.     The board of directors of Hi-Shear has unanimously approved a merger agreement and a merger whereby Hi-Shear will become a wholly-owned direct or indirect subsidiary of Chemring upon completion of the merger. If the merger agreement and the merger are approved and adopted by Hi-Shear stockholders, Merger Sub, a newly-formed merger subsidiary of Chemring, will be merged with and into Hi-Shear, and Hi-Shear will be the surviving company in the merger.

        If the merger is completed, you will be entitled to receive $19.18 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that you own at the effective time of the merger.

        After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a stockholder of Hi-Shear. You will receive your portion of the merger consideration after exchanging your stock certificates representing Hi-Shear common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

        See "The Merger—Description of the Merger."

         Background and Reasons for the Merger.     A special committee of our board of directors, comprised of three independent directors, oversaw a process of investigating potential transactions with third parties to maximize value for our stockholders. This process began in November 2008 and culminated with the execution of the merger agreement on September 16, 2009. For a description of this process, including:

  •
  the solicitation of interest from a potential list of 72 sophisticated and knowledgeable parties (including both financial sponsors and strategic buyers),

  •
  the deliberations of the special committee and our board of directors in connection with that process and its results, and

  •
  the negotiations with Chemring,

see "The Merger—Background of the Merger."

        The special committee and our board of directors also considered the challenges we face as a "micro-cap" thinly traded public company and a smaller company than many of our competitors in the aerospace and defense industry.

        At a meeting of the special committee held on September 15, 2009, the special committee unanimously resolved to recommend that our board of directors approve the merger agreement and the merger with a subsidiary of Chemring. At a meeting of our board of directors held on the same date, our board of directors received the special committee's recommendation and unanimously determined to accept that recommendation, and to approve the merger agreement and the merger with a subsidiary of Chemring and recommend it to our stockholders. See "The Merger—Hi-Shear's Board of Directors' Recommendation."

        In making its determination and recommendation set forth above, our special committee considered, among other things, the following:

  •
  its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

  •
  the fact that the $19.18 per share merger consideration to be received by Hi-Shear stockholders represented a premium of approximately 61.4% over the closing price per share as reported on the NYSE Amex on September 15, 2009 (which was the date the special committee unanimously recommended to our board of directors, and our board of directors unanimously approved, the merger agreement with Chemring);

  •
  the opinion of Lazard to the special committee and our board of directors to the effect that, as of September 15, 2009, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion of that date, the merger price of $19.18 per share in cash to be received by Hi-Shear stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders (the full text of Lazard's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in "The Merger—Financial Advisor's Opinion Regarding the Merger Consideration"), as well as the presentation Lazard made to the special committee on that date regarding the analyses performed in connection with its fairness opinion;

  •
  the fact that the merger consideration is all cash, which provides certainty of value to Hi-Shear stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

  •
  the experience, reputation and financial capabilities of Chemring, including Chemring's knowledge of the markets that Hi-Shear serves and the belief that Hi-Shear's customers would benefit from the continued service of Hi-Shear's experienced employees post-acquisition; and

  •
  its belief that our shares were unlikely to trade at prices substantially above their pre-merger announcement price for a significant period.

        The special committee also considered, among other things, its knowledge of the process that it had closely supervised to investigate potential transactions and ultimately negotiate the merger agreement with Chemring, including the fact that 72 parties (including both financial sponsors and strategic acquirors) were contacted, that 31 of those parties entered into confidentiality agreements with Hi-Shear, that 14 of those parties submitted preliminary indications of interest in acquiring Hi-Shear and three parties including Chemring, had submitted final proposals. In the course of its deliberations, the special committee considered a number of additional material positive factors and a number of additional potentially negative factors regarding the merger.

        Our special committee concluded that the potentially negative factors were substantially outweighed by the opportunity presented by the merger for our stockholders to monetize their Hi-Shear investment for $19.18 per share in cash within a relatively short period of time if the merger conditions were satisfied, which the special committee believed would maximize the value of their shares. Accordingly, the special committee unanimously concluded that the merger was in the best interests of our stockholders.

        In making its determination and recommendation set forth above, our board of directors considered the unanimous determination and recommendation of the special committee, having regard to the independence of its members, their business experience and their active role in overseeing, with the advice of experienced legal and financial advisors, the process of investigating potential transactions that led to the negotiation of the merger agreement with Chemring. In addition, our board of directors took account of the same considerations, including the same material positive and potentially negative factors, that the special committee had considered and reached the same conclusion as the special committee with respect to the benefits of the merger for our stockholders.

        See "The Merger—Reasons for the Merger."

        Hi-Shear's Board of Directors' Recommendation.     Based, in part, on the unanimous recommendation of a special committee of three independent directors, our board of directors has unanimously approved resolutions:

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  approving the merger agreement and the merger;

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  determining that the merger agreement and the terms and conditions of the merger are fair, advisable, and in the best interests of Hi-Shear and our stockholders;

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  directing that the merger agreement be submitted for approval at a special meeting of our stockholders; and

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  recommending that all of our stockholders vote for the approval and adoption of the merger agreement and the merger.

        See "The Merger—Reasons for the Merger" and "The Merger—Hi-Shear Board of Directors' Recommendation."

        Financial Advisor's Opinion Regarding the Merger Consideration.     In connection with the evaluation of the proposed merger by the special committee of our board directors and our board of directors, the special committee's financial advisor, Lazard Frères & Co. LLC ("Lazard"), rendered a written opinion to the special committee and our board of directors on September 15, 2009 that, as of such date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $19.18 in cash, without interest, per share of Hi-Shear common stock was fair, from a financial point of view, to the Hi-Shear stockholders. The full text of Lazard's written opinion, dated September 15, 2009, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review taken. Lazard's opinion is addressed to the special committee and our board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

        See "The Merger—Financial Advisor's Opinion Regarding the Merger Consideration."

        Interests of Hi-Shear's Executive Officers and Directors in the Merger.     In considering the recommendation of Hi-Shear's board of directors that Hi-Shear stockholders vote in favor of the proposal to approve and adopt the merger agreement and the merger, Hi-Shear stockholders should be aware that officers and directors of Hi-Shear may have interests in the merger that are different from, or in addition to, the interests of Hi-Shear stockholders generally. These interests include, among others, the acceleration of vesting and removal of restrictions with respect to stock options and other stock-based awards; and continuation of rights to indemnification and liability insurance. Hi-Shear's board of directors was aware of and considered these interests when it unanimously approved the merger agreement and the merger.

        As of the record date, directors and executive officers of Hi-Shear, and their affiliates, beneficially owned approximately 2,488,544 shares of Hi-Shear common stock, or approximately 36.3% of the issued and outstanding Hi-Shear common stock at that date.

        See "The Merger—Interests of Hi-Shear's Executive Officers and Directors in the Merger" and "The Special Meeting—Vote Required."

        Material United States Federal Income Tax Consequences of the Merger.     The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes. In general, each stockholder will recognize a gain or loss equal to the difference, if any, between the cash payment received and the stockholder's tax basis in the shares surrendered in the merger.

        See "The Merger—Material United States Federal Income Tax Consequences of the Merger."

        Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

        Appraisal Rights.     Under Delaware law, Hi-Shear stockholders of record who do not vote in favor of the merger agreement and the merger and who properly deliver a written demand for appraisal to Hi-Shear prior to the vote for adoption of the merger agreement will be entitled to exercise appraisal rights in connection with the merger and obtain payment in cash for the judicially-determined fair value of their shares of Hi-Shear common stock if the merger is completed. The provisions of the DGCL relating to appraisal rights are attached as Annex C to this proxy statement. Failure to take all of the steps required under Delaware law may result in the loss of any appraisal rights. If holders of more than 10% of our outstanding common stock exercise their appraisal rights, then all of the conditions to closing will not be satisfied and Chemring will not be required to close the merger.

        See "The Merger Agreement—Appraisal Rights."

        Delisting and Deregistration of Hi-Shear Common Stock.     If the merger is completed, our common stock will no longer be traded on the NYSE Amex and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Regulatory Matters.     Under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act"), Chemring and Hi-Shear cannot consummate the merger until each party has filed the required notification forms and, if requested, furnished additional information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and the specified waiting period expires or is terminated. On October 8, 2009 and October 9, 2009, Hi-Shear and Chemring, respectively, filed HSR Act notification forms with the Department of Justice and the Federal Trade Commission. The initial waiting period will expire on November 9, 2009 unless terminated earlier or extended by the issuance of a request for additional information and documentary material.

        As Chemring may be deemed to be a foreign person as defined by the Exon-Florio provision of the Defense Production Act of 1950 ("Exon-Florio"), the merger is subject to Exon-Florio, which provides for review of certain transactions by the inter-agency Committee on Foreign Investment in the United States ("CFIUS"). Chemring and Hi-Shear were required to file a joint voluntary notification to CFIUS concerning the merger. Chemring and Hi-Shear made such filing on October 9, 2009, and received an acknowledgement of receipt from the Department of Treasury on October 13, 2009. Under Exon-Florio, CFIUS may review the transaction for a period of 30 days, and, if warranted, may further investigate the transaction for an additional 45-day period.

        In addition, as the transaction will result in ownership and control of Hi-Shear by foreign persons as defined by the International Traffic in Arms Regulations ("ITAR"), Hi-Shear is required to notify the U.S. Department of State Directorate of Defense Trade Controls ("DDTC") under the provisions of 22 C.F.R. 122.4(b) at least 60 days in advance of the transaction. Hi-Shear filed its notice with DDTC on September 17, 2009. The parties thereafter are required to observe a 60-day waiting period before completing the merger. Certain precautionary measures may be required by DDTC prior to the transaction to avoid unauthorized exports of technical data or defense services controlled by ITAR.

        Litigation Related to the Merger.     On October 1, 2009, Francis Bartholomew filed a Class Action Complaint against Hi-Shear, our board of directors and Merger Sub in the Superior Court of the State of California, Los Angeles County. The Class Action Complaint alleges the defendants breached their fiduciary duties in connection with the Merger by purportedly failing to maximize shareholder value and/or to disclose all material information with respect to the transaction. On behalf of the public stockholders of Hi-Shear, Francis Bartholomew seeks an order enjoining the proposed transaction and/or an award of monetary damages. Hi-Shear believes the Class Action is without merit and intends to defend this matter vigorously. The defense of this litigation will require us to incur legal fees and costs. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent the consummation of the Merger, result in significant costs, or both.

Equity Plans

        Stock Options.     At the effective time of the merger, each then outstanding option to purchase our stock that was granted under the 1993 Stock Option Plan and the 2006 Stock Award Plan will be deemed fully vested and be cancelled, and each holder of such option will be entitled to receive in exchange for such option an amount in cash equal to the product of (i) the number of shares for which such option is exercisable and (ii) the excess of the per share price of $19.18 to be paid with respect to our common stock in the merger over the per share exercise price of such option, less any applicable tax withholdings. As of the record date, 28,719 options to purchase the common stock of Hi-Shear were issued and outstanding.

        Restricted Stock Units.     As of the record date, 8,860 restricted stock units were outstanding that are settleable in shares of our common stock. Under the terms of the merger agreement, as of the effective time of the merger, each outstanding restricted stock unit (whether vested or unvested) will be cancelled and be converted into the right to receive the per share price of $19.18 to be paid with respect to our common stock in the merger, less any applicable tax withholdings, without any further restrictions.

        See "The Merger Agreement—Equity Plans."

Market Price and Dividend Data

        Our common stock is quoted on the NYSE Amex under the symbol "HSR." On September 15, 2009, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $11.88. On October 13, 2009, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $19.12. We urge stockholders to obtain a current quotation of our common stock.

        See "Market Price and Dividend Data."

The Merger Agreement

        General.     The following is a summary of certain of the principal provisions of the merger agreement and is qualified in its entirety both by the more detailed description that appears later in this proxy statement and by the full text of the merger agreement contained in Annex A.

        The merger agreement contemplates the merger of a wholly-owned subsidiary of Chemring with and into Hi-Shear, with Hi-Shear surviving the merger. Upon completion of the merger, Hi-Shear will become a wholly-owned direct or indirect subsidiary of Chemring. The merger will become effective upon the later of (i) acceptance by the Delaware Secretary of State of our filing of a certificate of merger, or (ii) a subsequent time of effectiveness that we and Chemring agree to and specify in the certificate of merger. Upon completion of the merger, holders of our common stock will be entitled to receive $19.18 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock held at the effective time of the merger.

        The merger agreement contains representations and warranties by Hi-Shear and by Chemring that are customary for agreements of this nature. The merger agreement also contains customary covenants, including Hi-Shear's covenant to carry on our business in the ordinary and usual course of business and in a manner consistent with past practices and to obtain Chemring's consent before engaging in certain activities. In addition, Hi-Shear has agreed to provide Chemring with notice of certain developments in its business.

        Acquisition Proposals by Third Parties.     We have agreed that, except as permitted by the merger agreement, we will not authorize or permit any of our officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by us to, directly or indirectly:

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  initiate, solicit, or knowingly encourage or facilitate any inquiries, proposals or offers with respect to any acquisition proposal (as defined in the merger agreement and described below in the section captioned "The Merger Agreement—Definitions of Acquisition Proposal and Superior Proposal");

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  engage or participate in any negotiations concerning, or furnish any nonpublic information relating to us to any third party in connection with, any acquisition proposal;

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  approve, endorse or recommend any acquisition proposal; or

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  approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

        We have also agreed that we will immediately cease and terminate any existing activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any acquisition proposal.

        Even though we have agreed to the provisions described above relating to the non-solicitation of acquisition proposals, our board of directors may:

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  take and disclose to our stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or

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  make any disclosure to our stockholders, if, based on advice from outside counsel, our board of directors determines in good faith that failing to do so would be reasonably likely to violate its fiduciary duty under applicable laws.

        Furthermore, notwithstanding the foregoing restrictions with respect to acquisition proposals by third parties, at any time prior to obtaining stockholder approval and adoption of the merger agreement and the merger, we or our board of directors, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning our businesses, properties or assets to any person or group including furnishing nonpublic information pursuant to an appropriate confidentiality agreement, and may engage in discussions and negotiations with such person or group concerning an acquisition proposal if, and only if:

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  such person or group has, after the date of execution of the merger agreement, submitted an unsolicited acquisition proposal which our board of directors determines in good faith is reasonably likely to result in a superior proposal (as defined in the merger agreement and described below in the section captioned "The Merger Agreement—Definitions of Acquisition Proposal and Superior Proposal"); or

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  our board of directors determines in good faith, based upon advice of outside counsel, that failing to do so would be reasonably likely to violate its fiduciary duties to our stockholders under applicable laws.

        Additionally, we have agreed with Chemring that neither the special committee nor our board of directors may (i) withdraw or modify, or qualify in a manner adverse to Chemring the recommendation of the special committee and our board of directors of the merger agreement or the transactions contemplated thereby, or (ii) approve or recommend, or permit Hi-Shear to enter into, any letter of intent, memorandum of understanding, acquisition agreement or similar agreement constituting or relating to any acquisition proposal unless:

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  we have received an acquisition proposal that our board of directors determined in good faith, based on advice of outside counsel, constitutes a superior proposal; or

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  our board of directors has determined in good faith, based upon advice of outside counsel, that failing to take such action would be reasonably likely to constitute a breach of its fiduciary duties to our stockholders under applicable laws.

        We have agreed that we will immediately advise Chemring of any proposal or inquiry received by us with respect to any acquisition proposal.

        Conditions to Completion of the Merger.     The merger will be completed only if certain conditions are satisfied or waived, including the following:

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  holders of a majority of our common stock must approve and adopt the merger agreement and the merger;

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  no court or other legal or regulatory order or statute, rule or regulation restricts or prohibits the merger;

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  any waiting period (or extension thereof) under the HSR Act shall have expired or been terminated;

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  any one of the following events shall have occurred: (i) the period of time for any applicable review by CFIUS under Exon-Florio shall have expired and Chemring and Hi-Shear agree to proceed with the closing of the merger without formal notice from CFIUS, (ii) CFIUS provided a written notice to the effect that review of the transactions contemplated by the merger agreement has been concluded and that CFIUS will not undertake any investigation of the transaction, (iii) following an investigation, CFIUS provided written notice that it has concluded its review and made a determination that there are no unresolved national security concerns or (iv) the President of the United States decided not to block the transaction;

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  60 days have passed after the date we provided to DDTC a notification of the transactions contemplated by the merger agreement, and DDTC has not taken or threatened to take enforcement actions against Chemring, Merger Sub or Hi-Shear in connection with the consummation of the merger;

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  there are no pending claims, actions or suits by any governmental authority (i) challenging or seeking to restrain or prohibit the consummation of the merger, (ii) seeking to prohibit or limit in any material respect Chemring's ability to vote, receive dividends or otherwise exercise ownership rights with respect to the stock of the surviving corporation or (iii) seeking to compel us, Chemring or any affiliate of Chemring to dispose of or hold separate any material assets as a result of the merger;

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  Hi-Shear's representations and warranties contained in the merger agreement with respect to our authorization, execution, delivery and performance and the enforceability of the merger agreement and our capital structure and outstanding securities must be true and correct other than in de minimis respects both at the time of the execution of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case solely as of such date);

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  Hi-Shear's representations and warranties contained in the merger agreement with respect to our financial statements fairly presenting our financial position and our results of operations and cash flows, the inapplicability of anti-takeover statutes and regulations to the merger, the receipt by the special committee and our board of directors of an opinion from Lazard as to the fairness of the merger consideration, and the absence of brokers other than Lazard that is qualified as to materiality or material adverse effect must be true and correct in all respects, or any such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case at the time of the execution of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case solely as of such date);

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  Hi-Shear's and Chemring's representations and warranties to each other (other than the representations of Hi-Shear referenced in the two bullet points immediately above) must be true and correct both when made and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure to be so true and correct has not had, and would not reasonable be expected to have, a material adverse effect on Hi-Shear or Chemring, respectively;

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  Hi-Shear and Chemring have performed or complied with in all material respects all obligations required to be performed by them under the merger agreement at or prior to the completion of the merger; and

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  holders of not more than 10% of Hi-Shear's outstanding capital stock have properly demanded appraisal rights under the DGCL.

         Termination of the Merger Agreement.     The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either Chemring or us:

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  if the merger has not been completed by March 1, 2010, provided that this right to terminate the merger agreement is not available to a party whose breach of the merger agreement has been the cause of, or resulted in, the failure of the closing to occur on or before March 1, 2010; or

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  if any court of competent jurisdiction or other governmental authority has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable.

        The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by Chemring if our board of directors or any committee thereof has:

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  withdrawn, or modified or qualified in a manner adverse to Chemring or Merger Sub, its approval or recommendation of the merger or the merger agreement;

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  approved or recommended, or permitted Hi-Shear to enter into, a letter of intent, memorandum of understanding, acquisition agreement or similar agreement constituting or relating to any acquisition proposal; or

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  authorized or publicly proposed any of the foregoing.

        Hi-Shear may also terminate the merger agreement if our board of directors has determined to accept a superior proposal in accordance with the provisions of the merger agreement.

        Termination Fee.     The merger agreement requires that we pay Chemring an aggregate termination fee of $4,000,000 if the merger agreement is terminated either:

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  by us or Chemring because the merger had not been completed by March 1, 2010 (A) due to a delay resulting solely from our actions or (B) and prior to stockholder approval having been obtained, an acquisition proposal had been publicly disclosed, announced, commenced, submitted or made, and was not withdrawn at least five business days prior to the date of the special meeting of our stockholders to consider and vote upon the proposal to approve and adopt the merger agreement and the merger;

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  by Chemring because we breached or failed to perform any of our representations, warranties or covenants contained in the merger agreement and such breach or failure to perform gave rise to the failure of a condition to Chemring's obligation to complete the transaction and we failed to cure such breach or failure within 45 days following delivery of written notice of the same;

  and in the case of either of the above, within 12 months after the merger agreement is terminated, we enter into a definitive agreement with respect to an acquisition proposal;

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  by us because our board of directors accepted a superior proposal in accordance with the provisions of the merger agreement; or

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  by Chemring because our board of directors or any committee thereof had (A) withdrawn, or modified or qualified in a manner adverse to Chemring or Merger Sub, its approval or recommendation of the merger or the merger agreement, (B) approved or recommended, or permitted Hi-Shear to enter into a letter of intent, memorandum of understanding, acquisition agreement or similar agreement constituting or relating to any acquisition proposal, or (C) authorized or publicly proposed any of the foregoing.

THE SPECIAL MEETING

        We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournments or postponements of the special meeting.

Date, Time and Place

        We will hold the special meeting at 24225 Garnier Street, Torrance, California 90505-5355 at 2:00 p.m., local time, on November 19, 2009.

Purpose of Special Meeting

        At the special meeting, we will ask holders of our common stock to approve and adopt the merger agreement and the merger. Based, in part, on the unanimous recommendation of a special committee consisting of three independent directors, our board of directors has unanimously approved resolutions approving the merger agreement and the merger, determining that the merger agreement and the terms and conditions of the merger are fair, advisable and in the best interests of Hi-Shear and our stockholders and directing that the merger and the merger agreement be submitted for approval and adoption at a special meeting of our stockholders. Our board of directors unanimously recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement and the merger.

        Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments of the special meeting, if determined to be necessary by Hi-Shear, to facilitate the approval and adoption of the merger agreement and the merger by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of our common stock at the close of business on October 9, 2009, which is the record date for the special meeting, are entitled to notice of and to vote at the special meeting. As of the record date, 6,855,791 shares of our common stock were issued and outstanding and held by approximately 1,683 holders of record. A quorum will be present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy at the special meeting. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the special meeting. Our bylaws provide that the holders of a majority of the shares of stock entitled to vote who are present in person or represented by proxy at the meeting have the power to adjourn the meeting, without notice other than the announcement at the meeting. However, if the adjournment is to a date that is more than 30 days after the original meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Votes Required

        The proposal to approve and adopt the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the merger proposal. If you hold your shares in "street name" through a broker, bank or other nominee, you must direct your broker, bank or other nominee to vote in accordance with the instructions you have received from your broker, bank or other nominee. Brokers, banks or other nominees who hold shares of our common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares will have the effect of votes against the approval and adoption of the merger agreement and the merger.

        The proposal to approve any adjournments of the special meeting, if determined to be necessary by Hi-Shear, to facilitate the approval and adoption of the merger agreement and the merger by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting, even if less than a quorum. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.

        As of the record date, directors and executive officers of Hi-Shear, and their affiliates, had the right to vote 2,488,544 shares of Hi-Shear common stock, or 36.3% of the issued and outstanding Hi-Shear common stock at that date. In connection with the transactions contemplated by the merger agreement, George W. Trahan, our Chairman, Chief Executive Officer and President, entered into a stockholder agreement with Chemring and Merger Sub pursuant to which Mr. Trahan granted Chemring an irrevocable proxy to vote certain of his shares of Hi-Shear common stock comprising approximately 32.4% of Hi-Shear's issued and outstanding common stock as of the record date, in favor of the merger agreement and the merger. Mr. Trahan also granted an irrevocable proxy to Thomas Mooney pursuant to the Buy-Sell and Voting Agreement and Irrevocable Proxy dated March 3, 2000, which provides that the Mooney Family Trust is entitled to vote one-half of the excess shares of Hi-Shear common stock beneficially owned by Mr. Trahan over the number of shares of Hi-Shear owned by the Mooney Family Trust. As of the record date, the Mooney Family Trust is entitled to vote approximately 247,719 of Mr. Trahan's shares of Hi-Shear common stock at the special meeting. The Mooney Family Trust is not entitled to vote any of the shares of common stock owned by Mr. Trahan as to which Mr. Trahan has granted a proxy to Chemring pursuant to the stockholder agreement described above.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and the merger and FOR approval of adjournments of the special meeting, if determined to be necessary by Hi-Shear, to facilitate the approval and adoption of the merger agreement and the merger by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger. No proxy that is specifically marked AGAINST approval and adoption of the merger agreement and the merger will be voted in favor of the adjournment proposal, unless it is specifically marked FOR the proposal to adjourn the special meeting to a later date.

        Pursuant to Delaware law and our bylaws, no matter other than the proposals to approve and adopt the merger agreement and the merger and to adjourn the meeting, if determined to be necessary by Hi-Shear, will be brought before the special meeting.

 Revocability of Proxies

        The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

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  filing with our Secretary a duly executed revocation of proxy;

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  submitting a duly executed proxy to our Secretary bearing a later date; or

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  appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

        If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

        Hi-Shear stockholders who require assistance should contact the persons at the address or phone number provided on page 5 of this proxy statement.

Solicitation of Proxies

        All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us. We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie Partners, Inc. will receive a fee for its services of $8,500 and reimbursement for reasonable out-of-pocket expenses. In addition, our directors, officers and employees may, without additional compensation, solicit proxies from stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See "The Merger—Interests of Hi-Shear's Executive Officers and Directors in the Merger."

        To the extent necessary in order to ensure sufficient representation at the special meeting, Hi-Shear may request the return of proxy cards by telecopy. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stock Certificates

        Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

THE MERGER
(Proposal 1)

Description of the Merger

        Based, in part, on the unanimous recommendation of a special committee consisting of three independent directors, the board of directors of Hi-Shear has unanimously approved a merger agreement and a merger whereby Hi-Shear will become a wholly-owned direct or indirect subsidiary of Chemring upon completion of the merger. If the merger agreement and the merger are approved and adopted by Hi-Shear stockholders, Merger Sub, a newly-formed merger subsidiary of Chemring will be merged with and into Hi-Shear, and Hi-Shear will be the surviving company in the merger. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

        If the merger is completed, you will receive the cash merger consideration of $19.18, without interest and less applicable withholding taxes, in exchange for each share of Hi-Shear common stock that you own at the effective time of the merger.

        After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder of Hi-Shear. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

        Hi-Shear common stock is currently registered under the Exchange Act and is designated for trading on the NYSE Amex under the symbol "HSR." Following the merger, Hi-Shear common stock will be delisted from the NYSE Amex and will no longer be publicly traded, and the registration of Hi-Shear common stock under the Exchange Act will be terminated.

        Please see "The Merger Agreement" for additional and more detailed information regarding the merger agreement.

Background of the Merger

        The board of directors and management of Hi-Shear have continually engaged in a review of Hi-Shear's business plans and other strategic opportunities, including the evaluation of the market in which Hi-Shear competes, the possibility of pursuing strategic alternatives, such as acquisitions, and the possible sale of Hi-Shear, each with the view towards maximizing stockholder value.

        On November 18, 2008, our board of directors met at a special meeting of the board of directors. In light of the topics to be discussed, a representative of Gibson, Dunn & Crutcher LLP ("Gibson Dunn") was invited to participate in the meeting. At this meeting, George W. Trahan, Hi-Shear's Chairman, Chief Executive Officer and President, provided our board of directors with a general update on Hi-Shear's business and outlook. Mr. Trahan discussed in detail the opportunities and risks that Hi-Shear may face in light of the national banking crisis, capital availability and the new administration's approach to defense spending. Mr. Trahan informed our board of directors that he was confident about the fundamentals of Hi-Shear's business and Hi-Shear's near term prospects and outlook but also discussed the challenges that Hi-Shear faced as a small independent company. Mr. Trahan highlighted the difficulties of remaining an independent company in its industry and the challenges that Hi-Shear will face in the future in light of the greater capital resources of some of its competitors. Mr. Trahan provided examples of competitors with greater resources who were attempting to more aggressively compete with Hi-Shear, and noted that although they had been unsuccessful in taking Hi-Shear's market share to date, it was one of the risks that Hi-Shear faces if it remains a stand-alone company with limited capital resources. Our board of directors discussed the potential parties that may be interested in pursuing a strategic transaction with Hi-Shear, as well as financial advisors that had sufficient experience in the aerospace and defense industry to assist Hi-Shear in a potential sale process. Gibson Dunn then led a discussion relating to the fiduciary duties of our board of directors under Delaware law in connection with the evaluation of potential strategic transactions.

        In light of the significant share holdings of board members Mr. Trahan and Mr. Thomas Mooney, Gibson Dunn recommended that our board of directors form a special committee of our board of directors to further evaluate whether a strategic transaction was in the best interests of Hi-Shear and its stockholders. Our board of directors determined to form a special committee in order to explore whether a strategic transaction was in the best interests of Hi-Shear and its stockholders, to negotiate the terms and conditions of such a transaction and to take other actions in connection with such a transaction on behalf of our board of directors, and appointed Mr. Jack Bunis as Chairman of the special committee and Mr. Lawrence Moreau and Mr. John Zaepfel to also serve on the special committee. Messrs. Bunis, Moreau and Zaepfel are all independent directors.

        On November 18, 2008, immediately following the meeting of our board of directors, the special committee met to discuss the advantages and disadvantages of exploring a potential strategic transaction and determined to proceed to gather information about whether to pursue such a transaction. In connection with this determination, the special committee asked Mr. Bunis to propose a slate of financial advisors for the special committee to interview. At this meeting, the special committee resolved to retain Gibson Dunn as counsel to the special committee.

        On December 5, 2008, the special committee held a telephonic meeting. A representative of Gibson Dunn was present at the meeting. At the meeting, Mr. Bunis updated the special committee on his search for the most qualified investment bank to retain as financial advisor to the special committee and the special committee discussed the appropriate criteria to use in selecting a financial advisor. Mr. Bunis recommended that the special committee consider a minimum of five investment banks in connection with the process of selecting the special committee's financial advisor.

        On December 19, 2008, the special committee held a meeting in order to interview several investment banking firms chosen to make presentations to the special committee in connection with the exploration of potential strategic transactions. A representative of Gibson Dunn was present at the meeting. After the conclusion of the presentations, the special committee discussed the merits of each presentation and determined to hold a meeting in early January 2009 to finalize their thoughts on the selection process.

        On January 12, 2009, the special committee held a telephonic meeting at which it decided to invite two of investment banks to make an additional presentation to the special committee in connection with the exploration of a potential strategic transaction. A representative of Gibson Dunn was present at the meeting.

        On February 3, 2009, the special committee held a meeting at which Mr. Trahan and a representative of Gibson Dunn were present. At this meeting, Gibson Dunn gave a presentation detailing the special committee's fiduciary duties in the context of exploring a strategic transaction. The two investment banks chosen to give additional presentations to the special committee were then given an opportunity make their presentations. A third investment bank was also invited to make a presentation at this meeting.

        On February 5, 2009, the special committee held a telephonic meeting at which the members of the special committee discussed the presentations given by the investment banks chosen to present to our board of directors. A representative of Gibson Dunn was present at the meeting. After discussion and deliberation, the special committee directed Gibson Dunn to begin negotiating an engagement with Lazard and asked Gibson Dunn to report back on its progress.

        On February 8, 2009, the special committee held a telephonic meeting at which a representative of Gibson Dunn was present, to review the terms of the fee proposal from Lazard. The special committee discussed the fee proposal from Lazard and directed Gibson Dunn to further negotiate certain terms of the proposal, including negotiating an incentive-based fee that would create an incentive for Lazard to seek the highest price possible for Hi-Shear, and to report back to the special committee.

        On February 13, 2009, the special committee held a telephonic meeting at which a representative of Gibson Dunn was present. The special committee discussed in detail the terms of the proposed engagement of Lazard and approved the engagement of Lazard to act as the special committee's financial advisor in connection with the exploration of a potential strategic transaction. The special committee then discussed with Gibson Dunn the next steps in the process.

        On February 19, 2009, the special committee entered into a formal engagement letter with Lazard to act as its financial advisor in connection with the exploration of a potential strategic transaction.

        Following its engagement, as contemplated by its engagement letter, Lazard consulted with members of the special committee and Hi-Shear management to identify parties that may have an interest in a strategic transaction with Hi-Shear, developed preliminary procedures and timetables for implementing a strategic transaction and assisted Hi-Shear management in the preparation of certain written materials describing Hi-Shear.

        Between May 8, 2009 and June 3, 2009, Lazard contacted 71 potential buyers of which 44 were strategic acquirors and 27 were financial sponsors.

        Between May 12, 2009 and June 10, 2009, the special committee entered into non-disclosure agreements with 30 potential acquirors, including 18 financial sponsors and 12 strategic acquirors.

        On May 20, 2009, Lazard began distribution of a confidential information memorandum to each of the potential acquirors and a letter containing bid instructions. The bid instruction letter requested that interested parties submit preliminary indications of interest to Lazard on or before June 9, 2009.

        On June 9, 2009 and June 10, 2009, Lazard received 12 preliminary indications of interest from six financial sponsors and six strategic acquirors.

        On June 11, 2009, the special committee held a telephonic meeting with Mr. Trahan and representatives of Lazard and Gibson Dunn present. At this meeting, representatives of Lazard presented to the special committee the details of the 12 initial indications of interest received from participants in the auction process and fielded questions from the special committee regarding the various proposals. The special committee decided to take some time to give additional consideration to the indications of interest and to reconvene later in the day for further review and discussion.

        Later in the day on June 11, 2009, the special committee reconvened a telephonic meeting at which Mr. Trahan and representatives of Lazard and Gibson Dunn were again present. At the meeting, representatives of Lazard briefly reviewed the discussions held earlier in the day with the special committee. Representatives of Gibson Dunn reviewed with the special committee its fiduciary duties with respect to its evaluation of the indications of interest.

        After further discussion and consideration of the indications of interest, the special committee resolved to invite five of the strategic acquirors, including Chemring, to participate in the next round of the auction. These five parties were chosen due to the generally higher valuations these potential acquirors were willing to pay and each such party's ability to fund the acquisition with cash or existing loan facilities. The special committee then discussed, among other things, its proposed response to each of these five bidders, and Lazard discussed potential strategies to maximize stockholder value. At the conclusion of this discussion, the special committee instructed Lazard to provide these parties with access to an online due diligence data room and to arrange for each such party to attend a management presentation. The special committee also instructed Lazard to inform the other seven bidders that their bids were not sufficient to move forward in the process at that time, but that Lazard would be in contact with them if anything changed.

        Representatives of Lazard then discussed generally the timing and process by which the next stages of the auction process would be conducted and when the bidders participating in the next round of the auction would be invited to submit "best and final" bids. The special committee and representatives of Lazard and Gibson Dunn discussed establishing the second deadline for the "best and final" bids to occur some time in early August 2009.

        On June 22, 2009, an additional financial sponsor submitted a preliminary indication of interest. Because the price that this potential acquiror was willing to pay was significantly lower than the bidders chosen to move forward in the process, the special committee determined not to invite this party into the next round of the auction process.

        Between June 23, 2009 and July 1, 2009, each of the five remaining participants in the auction process attended in-person presentations of Hi-Shear's management.

        On July 10, 2009, a draft merger agreement prepared by Gibson Dunn pursuant to which a potential transaction would be consummated was distributed to each of the five participants in this stage of the auction process.

        On July 13, 2009, Lazard contacted an additional strategic acquiror ("Bidder D") to inquire as to whether it would be interested in participating in the auction process. This party was not previously contacted due to an ongoing dispute between Hi-Shear and affiliates of this party. However, due to settlement of the dispute and because of its perceived potential interest in acquiring Hi-Shear and the party's financial resources, the special committee instructed Lazard to admit this potential acquiror into the process.

        On July 14, 2009, the special committee held a telephonic meeting with representatives of Gibson Dunn and Lazard. At the meeting, representatives of Lazard presented an update on the progress of the auction process, including updates on the success of the management presentations, the status of the due diligence process of each participant and Lazard's overall impressions on which bidders were likely to submit competitive "best and final" bids. The special committee determined that the next meeting of the special committee would take place shortly after the bid deadline of August 3, 2009, at which meeting an evaluation of the "best and final" bids would occur.

        On July 29, 2009, in order to allow the remaining bidders additional time to complete their financial analyses and due diligence, the final bid deadline was extended until August 7, 2009.

        On August 7, 2009, two bidders, Chemring and another bidder ("Bidder B"), submitted "best and final" bids. These bids were distributed to the members of the special committee and a meeting of the special committee to discuss the final bids was set for August 10, 2009. On the morning of the next business day, August 10, 2009, a third "best and final" bid was submitted to Lazard by another of the remaining bidders ("Bidder C") and distributed by Lazard to the members of the special committee.

        On August 10, 2009, the special committee held a meeting with Mr. Trahan and representatives of Lazard and Gibson Dunn in attendance to discuss the "best and final" bids received by Lazard. Representatives of Lazard made a presentation to the special committee regarding the three bidders that submitted "best and final" bids. Chemring submitted a non-binding written bid to purchase all of the outstanding stock of Hi-Shear for an aggregate purchase price of $128.7 million in the aggregate for all outstanding shares of Hi-Shear, representing approximately $18.78 per share. All three of the bids included a markup of the merger agreement. Lazard noted that it had spoken with Chemring and Bidder B after each had submitted its final bid to inquire whether either party was willing to increase its bid. Representatives of Lazard then discussed the financial aspects of each "best and final" bid with the special committee and responded to questions from the special committee members. Representatives of Gibson Dunn discussed legal issues relating to the bidders' responses to the draft merger agreement. After discussion, the special committee instructed Lazard to go back to each of the bidders to confirm certain aspects of their proposals and to inquire whether they were willing to increase their respective aggregate purchase prices and to report back to the special committee on the outcome of those discussions. The special committee indicated to Lazard and Gibson Dunn that, if Chemring would be willing to increase its bid and was the highest bidder, the special committee would consider entering into a short exclusivity period with Chemring in light of the combination of its bid, the lack of financing condition in its offer and the generally favorable terms of its responses to the terms of the draft merger agreement. The special committee instructed Gibson Dunn to negotiate the terms of the merger agreement with the ultimate high bidder.

        On August 11, 2009, Lazard contacted the final bidders, including Chemring to confirm various terms of their respective proposals and determine if there was any willingness to increase their bids.

        Also on August 11, 2009, Lazard received a preliminary indication of interest from Bidder D. The aggregate purchase price Bidder D appeared to be willing to pay was lower than the offer submitted by Chemring and was less definitive than the other bids. As a result, Bidder D's participation in the auction process was put on hold pending the outcome of the discussions with Chemring, Bidder B and Bidder C.

        On August 12, 2009, Lazard received a revised proposal from Chemring indicating that Chemring was willing to increase its bid to pay $131.8 million in the aggregate for all of the outstanding shares of Hi-Shear, representing $19.15 per share. The $19.15 per share bid was higher than the "best and final" offers received from Bidder B and Bidder C. In connection with their increased bid, Chemring requested that they receive an exclusivity period until September 11, 2009.

        On August 17, 2009, the special committee, on behalf of Hi-Shear, entered into an exclusivity agreement with Chemring that provided that the special committee would negotiate exclusively with Chemring until September 11, 2009.

        From August 17, 2009 through September 15, 2009, representatives of Lazard and Gibson Dunn, in conjunction with management and Mr. Bunis, worked with Chemring management and its outside corporate counsel, Seyfarth Shaw LLP ("Seyfarth"), to facilitate Chemring's due diligence process.

        On August 19, 2009, a representative of Gibson Dunn and Seyfarth participated in telephonic negotiations regarding the key issues presented by Chemring's markup of the merger agreement submitted by Chemring with its "best and final" bid.

        On August 21, 2009, representatives of Gibson Dunn and Seyfarth participated in further more detailed telephonic negotiations regarding the markup of the merger agreement.

        On August 31, 2009, Messrs. Bunis and Trahan spoke via teleconference with representatives of Gibson Dunn regarding various provisions of the merger agreement. Later in the day on August 31, 2009, Messrs. Bunis and Trahan had further telephonic discussions with representatives of Gibson Dunn and Lazard regarding the merger agreement.

        On the evening of August 31, 2009, representatives of Gibson Dunn forwarded a revised merger agreement to representatives of Seyfarth and Chemring containing revisions to the draft of the merger agreement that Chemring submitted with its "best and final" bid.

        On September 2, 2009, representatives of Chemring and Seyfarth traveled to Los Angeles to meet with Mr. Bunis and representatives of Lazard and Gibson Dunn to negotiate various provisions of the merger agreement, including the aggregate purchase price offered by Chemring. During this meeting, the parties decided that it was advantageous to extend the exclusivity period until September 15, 2009.

        From September 3, 2009 until the signing of the definitive merger agreement on September 15, 2009, Mr. Bunis and representatives of Lazard and Gibson Dunn negotiated various provisions of the merger agreement, including the aggregate purchase price offered by Chemring, with Chemring.

Representatives of Gibson Dunn and Seyfarth also continued to negotiate and exchange drafts of the merger agreement and the related disclosure schedules.

        On September 15, 2009, the special committee convened a meeting to consider whether the terms of the merger agreement and transactions contemplated thereby, including the merger, were advisable, fair and in the best interests of Hi-Shear stockholders and whether to recommend to our board of directors that our board of directors approve and adopt the merger, the merger agreement and the transactions contemplated thereby. Representatives of Gibson Dunn and Lazard were present at the meeting. Mr. Trahan was also initially present at this meeting.

        Representatives of Lazard reviewed with the special committee the auction process undertaken and the process of negotiating the merger agreement and the purchase price with Chemring. A representative of Gibson Dunn reviewed with the special committee the significant terms of the merger agreement and the steps and timing going forward should the special committee and our board of directors approve entry by Hi-Shear into the merger agreement.

        Representatives of Lazard then reviewed Lazard's financial analysis and rendered its oral opinion to the special committee, which opinion was subsequently confirmed in writing, that as of September 15, 2009, based upon and subject to the various factors, assumptions, procedures, limitations and qualifications set forth in such written opinion, the consideration, as understood by Lazard on September 15, 2009, of $19.15 for each outstanding share of Hi-Shear common stock to be received by stockholders of Hi-Shear pursuant to the merger was fair from a financial point of view to such holders (the full text of that opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in "The Merger—Financial Advisor's Opinion Regarding the Merger Consideration").

        Following these discussions and presentations, Mr. Trahan was excused from the meeting. After further discussion and careful consideration, the special committee unanimously determined that the merger was advisable, fair and in the best interests of Hi-Shear stockholders, and recommended to our board of directors that our board of directors approve and adopt the merger, the merger agreement and the transactions contemplated thereby.

        Immediately after the special committee meeting, our board of directors convened a meeting to consider whether to approve the merger agreement and transactions contemplated thereunder. After careful consideration, and on the unanimous recommendation of the special committee, our board of directors unanimously concluded that the merger and the other transactions contemplated by the merger agreement were advisable, fair and in the best interests of Hi-Shear stockholders, and that the executive officers were authorized and directed to submit the merger agreement and the transactions contemplated thereby to Hi-Shear stockholders for their approval. Our board of directors also authorized Mr. Bunis, Mr. Trahan, Lazard and Gibson Dunn to continue to negotiate the final terms of the merger agreement, including to see whether they could further increase the price.

        After the special committee and board meetings, on account of a correction in the total transaction consideration that Chemring had agreed to pay, the price per share was increased from $19.15 to $19.18. Representatives of Lazard then updated their fairness opinion to provide that the consideration of $19.18 for each outstanding share of Hi-Shear common stock to be received by stockholders of Hi-Shear pursuant to the merger was fair from a financial point of view to such holders (the full text of that opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in "The Merger—Financial Advisor's Opinion Regarding the Merger Consideration").

        Late in the evening on September 15, 2009 in Los Angeles and early in the morning on September 16, 2009 in the United Kingdom, the merger agreement was executed by Hi-Shear, Merger Sub and Chemring. On September 16, 2009, each of Chemring and Hi-Shear issued a press release announcing entry by Chemring and Hi-Shear into the definitive merger agreement.

Reasons for the Merger

        At the meeting of the special committee consisting of three independent directors held on September 15, 2009, the special committee unanimously resolved to recommend that our board of directors approve the merger with Chemring. At the meeting of our board of directors on the same date, our board of directors received the special committee's recommendation and determined to accept that recommendation, and to approve the merger with Chemring and recommend it to Hi-Shear stockholders. See "The Merger—Background of the Merger" and "The Merger—Hi-Shear Board of Directors' Recommendation."

        In making its determination and recommendation set forth above, the special committee considered, among other things:

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  its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

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  its familiarity with the challenges that Hi-Shear faces as a "micro-cap" thinly traded public company and a smaller company than many of our competitors in the aerospace and defense industry, as discussed in "The Merger—Background of the Merger";

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  its increasing costs and burden of compliance with the U.S. public company regulatory regime; and

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  its belief, based on its knowledge of, among other things, the matters enumerated above, that our shares were unlikely to trade at prices substantially above their pre-merger announcement price for a significant period.

        The special committee also considered, among other things, its knowledge of the process that it had closely supervised—through formal meetings, informal consultation, regular advice from legal and financial advisers and the continuous interaction between its chairman and those advisers—to investigate potential transactions and ultimately negotiate the merger agreement with Chemring, as described under "The Merger—Background of the Merger," including:

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  the substantial number of sophisticated and knowledgeable potential buyers (including 27 potential financial sponsors and 45 potential strategic acquirors) contacted by Lazard at the direction of the special committee to ascertain potential interest in acquiring Hi-Shear and the criteria for the selection of those third parties by the special committee;

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  the number of those potential buyers that had signed confidentiality agreements and received information about Hi-Shear, engaged in a due diligence investigation of us, submitted preliminary indications of interest and submitted definitive acquisition proposals;

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  the fact that 14 of the 72 third parties on the potential buyer list had submitted preliminary indications and Chemring and two additional third-parties had submitted a final proposal; and

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  the fact that Chemring's bid was the highest of the bids.

        In the course of its deliberations, the special committee also considered, among other things, the following material positive factors regarding the merger:

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  the fact that the $19.18 per share merger consideration to be received by Hi-Shear stockholders represented a premium of approximately 61.4% over the closing price per share as reported on the NYSE Amex on September 15, 2009 (which was the date the special committee recommended to our board of directors, and our board of directors unanimously approved, the merger agreement with Chemring);

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  the opinion of Lazard to the special committee and our board of directors to the effect that, as of September 15, 2009, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion of that date, the merger price of $19.18 per share in cash to be received by Hi-Shear stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders (the full text of Lazard's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in "The Merger—Financial Advisor's Opinion Regarding the Merger Consideration"), as well as the presentation Lazard made to the special committee on that date regarding the analyses performed in connection with its fairness opinion;

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  the fact that the merger consideration is all cash, which provides certainty of value to Hi-Shear stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

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  the experience, reputation and financial capabilities of Chemring, including Chemring's knowledge of the markets that Hi-Shear serves and the belief that Hi-Shear's customers would benefit from the continued service of Hi-Shear's experienced employees post-acquisition;

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  the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, which were negotiated on an arms-length basis and with the advice of legal and financial advisers;

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  the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as an independent publicly-owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the merger consideration;

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  historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects, if we were to remain an independent company;

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  the likelihood that the merger will be consummated in light of the nature of the conditions to Chemring's obligation to complete the merger;

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  the absence of any financing condition to Chemring's obligation to consummate the merger;

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  the thin trading market and the relative lack of liquidity of Hi-Shear common stock, which would make it difficult for any large stockholder to sell its shares of common stock in the public market without depressing the market price of Hi-Shear common stock. The special committee and our board of directors believed that the proposed merger would permit all Hi-Shear stockholders to sell all of their shares at a significant premium to the recent trading price;

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  the fact that the merger agreement and the transactions contemplated thereby were the product of extensive arms' length negotiations between representatives of Chemring and representatives of Hi-Shear;

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  the fact that appraisal rights would be available to Hi-Shear stockholders. For more information, see the section entitled "Appraisal Rights" beginning on page 10 of this proxy statement; and

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  the fact that the merger agreement permits our board of directors, where failing to do so would be reasonably likely to violate its fiduciary duties, to authorize us to participate in discussions and negotiations with, and furnish information to, third parties in connection with unsolicited bona fide written acquisition proposals and to change its recommendation in favor of the merger following receipt of a superior unsolicited bona fide written proposal for at least a majority of our issued and outstanding equity securities or 50% of our consolidated assets and, if our stockholders fail to approve and adopt the merger agreement, to potentially enter into a transaction with another acquirer, subject to the limitations described under "The Merger Agreement—Acquisition Proposals by Third Parties" and subject to the payment of a termination fee of $4,000,000 (such termination fee constituting approximately 3.0% of the aggregate merger consideration on a fully diluted basis).

        In the course of its deliberations, the special committee also considered, among other things, the following potentially negative factors regarding the merger:

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  the fact that Hi-Shear stockholders would not benefit from any potential future increase in our value beyond $19.18 per share;

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  the fact that gains from the sale of shares in the merger would be taxable to Hi-Shear stockholders for U.S. federal income tax purposes;

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  the restrictions that the merger agreement would impose on our ability to operate our business until the merger was completed or the merger agreement was terminated;

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  the possibility of disruption to our operations and personnel following the announcement of the execution of the merger agreement and the resulting potentially adverse effect on Hi-Shear if the merger were not to close;

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  the interests that our directors and our executive officers may have with respect to the merger in addition to their interests as stockholders generally, as described in "The Merger—Interests of Hi-Shear's Directors and Officers in the Merger;"

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  the fact that, under the merger agreement, our board of directors would not be entitled to terminate the merger agreement prior to March 1, 2010 in order to pursue a superior offer without paying Chemring the applicable termination fee; and

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  the fact that we may have to pay the $4,000,000 termination fee even if the merger agreement terminates pursuant to its terms on or after March 1, 2010, if, within 12 months thereafter, we enter into another transaction for the sale of more than a majority of our outstanding equity securities or 50% of our consolidated assets.

        The special committee concluded that these potentially negative factors were substantially outweighed by the opportunity presented by the merger for our stockholders to monetize their Hi-Shear investment for $19.18 per share in cash within a relatively short period of time if the merger conditions are satisfied, which the special committee believed would maximize the value of their shares and eliminate the risk that the inherent uncertainty affecting our future prospects and the financial markets as a whole could result in a diminution in the market value of their shares. Accordingly, the special committee concluded that the merger was in the best interests of our stockholders.

        In making its determination and recommendation set forth above, our board of directors considered the determination and recommendation of the special committee, having regard to the independence of its members, their business experience and their active role in overseeing, with the advice of experienced legal and financial advisors, the process of investigating potential transactions that led to the negotiation of the merger agreement with Chemring. In addition, our board of directors took into consideration that, while Mr. Trahan was not independent in the sense that he is the Chief Executive Officer and President of Hi-Shear, he is not affiliated with Chemring and that, as a significant Hi-Shear stockholder, his interests are generally aligned with Hi-Shear's stockholders as a whole. Our board of directors also took account of the same considerations, including the same material positive and potentially negative factors, that the special committee had considered and reached the same conclusion as the special committee with respect to the benefits of the merger for Hi-Shear stockholders.

        The preceding discussion of the factors considered by the special committee and our board of directors is not, and is not intended to be, exhaustive, but it does set forth the material factors considered. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, neither the special committee nor our board of directors found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) was favorable or unfavorable to its ultimate determination. Rather, each of the special committee and our board of directors reached its conclusion and recommendation based on its evaluation of the totality of the information presented, considered and analyzed. In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

Hi-Shear Board of Directors' Recommendation

        Upon the unanimous recommendation of the special committee consisting of three independent directors and after careful consideration, our board of directors has unanimously approved resolutions approving the merger and the merger agreement, determining that the merger agreement and the terms and conditions of the merger are fair, advisable and in the best interests of Hi-Shear and our stockholders and directing that the merger and the merger agreement be submitted for approval and adoption at a special meeting of our stockholders. Accordingly, our board of directors unanimously recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement and the merger.

        Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments of the special meeting, if determined to be necessary by Hi-Shear, to facilitate the approval and adoption of the merger agreement and the merger by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger. See "Adjournment of the Special Meeting (Proposal 2)."

Financial Advisor's Opinion Regarding the Merger Consideration

        Under an agreement dated February 19, 2009, the special committee retained Lazard to act as its investment banker. As part of this engagement, the special committee requested that Lazard evaluate the fairness, from a financial point of view, to Hi-Shear stockholders of the consideration to be received in the merger. Lazard has delivered to the special committee and our board of directors a written opinion dated September 15, 2009, that, as of that date, the consideration to be received in the merger by the holders of Hi-Shear common stock is fair, from a financial point of view, to the holders.

        The full text of the Lazard opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex B. Stockholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard's written opinion is directed to both the special committee and our board of directors and only addresses the fairness to the holders of Hi-Shear common stock of the consideration to be received in the merger from a financial point of view as of the date of the opinion. Lazard's written opinion does not address the merits of the underlying decision by Hi-Shear to engage in the merger or any other aspect of the merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote on any matter relating to the merger. Lazard was not engaged by the special committee to, and did not, recommend the amount of consideration to be received in the merger. Lazard's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

        In the course of performing its review and analyses in rendering its opinion, Lazard:

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  analyzed certain historical business and financial information relating to Hi-Shear;

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  reviewed certain financial forecasts and other data provided by Hi-Shear relating to its businesses;

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  held discussions with members of the senior management of Hi-Shear with respect to the businesses and prospects of Hi-Shear and its strategic objectives;

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  reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of Hi-Shear;

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  reviewed the financial terms of certain business combinations involving the aerospace and defense and other industries generally;

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  reviewed the historical stock prices and trading volumes of Hi-Shear common stock; and

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  conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

        Lazard relied upon the accuracy and completeness of such information, and did not assume any responsibility for any independent verification of the foregoing information or any independent valuation or appraisal of any of the assets or liabilities of Hi-Shear, or concerning the solvency or fair value of Hi-Shear.

        With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Hi-Shear as to the future financial performance of Hi-Shear. Hi-Shear does not publicly disclose internal management financial forecasts of the type provided to Lazard for its evaluation analysis, and such financial forecasts were not prepared with a view towards public disclosure. These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

        Lazard noted that its opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to them as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement reviewed by Lazard, without any waiver of any material terms or conditions by Hi-Shear, and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on Hi-Shear. Lazard did not express any opinion as to any tax or other consequences that might result from the merger. Neither did Lazard's opinion address any legal, tax or accounting matters, as to which Lazard understood that the special committee and our board of directors obtained such advice as it deemed necessary from qualified professionals. Lazard's opinion did not address the merits of the underlying decision by Hi-Shear to engage in the merger and is not intended to constitute a recommendation to any stockholder of Hi-Shear as to how such holder should vote with respect to the merger or any matter relating thereto.

        The following is a brief transaction summary, along with material financial and comparative analyses, which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. These analyses included comparable public companies trading multiples, precedent transactions and discounted cash flow analyses. Lazard also performed several other analyses, including leveraged buyout and premiums paid for selected M&A transactions, for representative purposes only which were not directly considered as part of the evaluation.

        Transaction Overview.     Based upon the approximately 6.9 million fully-diluted shares of Hi-Shear common stock that were outstanding as of September 1, 2009 on a fully diluted basis (calculated pursuant to the treasury stock method), Lazard noted that the merger consideration of $19.18 per share implied an equity value of approximately $132.0 million. With approximately ($2.4) million of net debt (as of May 31, 2009 adjusted for the $5.1 million dividend payment per the 8-K dated July 16, 2009), Lazard noted that the merger consideration implied an enterprise value of approximately $129.6 million. Lazard also noted that the merger consideration of $19.18 per share of Hi-Shear common stock represented:

  •
  a premium of 61.4% over the closing price per share of Hi-Shear common stock on September 15, 2009 of $11.88;

  •
  a premium of 94.9% over the 60-trading average price per share of Hi-Shear common stock as of September 15, 2009 of $9.84;

  •
  a premium of 211.9% over the lowest intra-day trading price per share of Hi-Shear common stock on April 1, 2009 of $6.15, which was the lowest trading price of Hi-Shear common stock during the 52-week period ending September 15, 2009; and

  •
  a premium of 35.5% over the highest intra-day trading price per share of Hi-Shear common stock on August 11, 2009 of $14.15, which was the highest trading price of Hi-Shear common stock during the 52-week period ending September 15, 2009.

        Comparable Public Company Trading Analysis.     Lazard performed an analysis of comparable public companies by calculating certain financial multiples for selected public companies in the aerospace and defense industry that Lazard determined to be reasonably comparable to Hi-Shear. These comparable companies were as follows and were chosen because they are publicly traded companies whose principal line of businesses, products and technologies and end-markets is most similar to that of Hi-Shear. These companies included Ametek Inc., Chemring Group PLC, Ducommun Inc., Esterline Technologies Corp., Kaman Corp., Moog Inc., Teledyne Technologies Inc., TransDigm Group Inc. and Triumph Group Inc. While the selected group of comparable companies represents a mix of comparable public companies that encompasses Hi-Shear's primary attributes, no company, independently or as part of a set, is identical to Hi-Shear. As a result, Lazard made assumptions on various factors, including the overall economy, industry and business and referenced when determining the appropriate reference range.

        Using publicly available information and the share price for the selected comparable companies as of September 15, 2009, Lazard's analysis included comparing enterprise value (i.e., market value of common equity based on a diluted number of shares outstanding plus total debt less cash and equivalents) as a multiple of LTM EBITDA (earnings before interest, taxes, depreciation and amortization for the last 12 months). The results of this analysis is summarized as follows:

COMPARABLE COMPANIES MULTIPLES

Benchmark	High	Mean	Median	Low
Enterprise Value/LTM EBITDA	9.7x	7.9x	8.3x	6.0x

        Using a reference range of 7.0x to 8.0x Hi-Shear's LTM EBITDA of approximately $10.6 million for fiscal period ending May 31, 2009, Lazard calculated an implied enterprise value range for Hi-Shear equal to approximately $74.0 million to $84.6 million, then subtracted net debt of approximately ($2.4) million to determine an implied equity value range for Hi-Shear equal to approximately $76.4 million to $87.0 million. After accounting for the vesting of in-the-money stock options (calculated pursuant to the treasury stock method), this analysis indicated a range of implied shares prices of Hi-Shear common stock of approximately $11.11 to $12.64, compared to the merger consideration of $19.18 per share. This range of implied share prices of Hi-Shear common stock represents premiums/(discounts) of (6.5%) and 6.4%, respectively, to the closing price per share of Hi-Shear common stock on September 15, 2009 of $11.88.

        Precedent Transactions Analysis.     Lazard performed an analysis of precedent transactions by calculating certain financial multiples paid for the acquisition of targets since 2006 in the aerospace and defense industry that Lazard determined to be reasonably comparable to Hi-Shear. These precedent transactions were as listed below and were chosen because the acquisition targets represented companies whose principal line of businesses, products and technologies and end-markets are most similar to that of Hi-Shear. These include the following:

Date of Announcement	Target	Acquiror
February 2009	HR Textron, Inc.	Woodward Governor Co.
June 2008	Martin Electronics, Inc.	Chemring Group PLC
May 2008	Scot, Inc.	Chemring Group PLC
February 2008	Denel Munitions	Rheinmetall AG
November 2007	Richmond Electronics & Engineering Ltd.	Chemring Group PLC
May 2007	Bayern-Chemie Protac	MBDA Holdings SAS
April 2007	Simmel Difesa S.p.A.	Chemring Group PLC
December 2006	Talley Defense Systems, Inc.	Nammo AS
May 2006	Chamberlain Manufacturing's Scranton Division	General Dynamics Corp.
March 2006	Wallop Defence Systems Ltd.	Esterline Technologies Corp.
February 2006	SNC Technologies Inc.	General Dynamics Corp.
February 2006	Technical Ordnance, Inc.	Chemring Group PLC
January 2006	Leafield Engineering Limited and Marine Limited	Chemring Group PLC

        While the selected group of precedent transactions represents a mix of comparable public companies that encompasses Hi-Shear's primary attributes, no acquisition target, independently or as a whole, is identical to Hi-Shear. As a result, Lazard made assumptions on various factors, including the overall economy, industry and business and referenced when determining the appropriate reference range.

        Using publicly available information as of September 15, 2009, Lazard analyzed the 13 transactions previously listed, comparing enterprise value (i.e., total consideration plus total debt less cash and equivalents) as a multiple of LTM EBITDA (earnings before interest, taxes, depreciation and amortization for the last 12 months) and as a multiple of LTM EBIT (earnings before interest and taxes). Both LTM EBITDA and LTM EBIT multiples were considered as part of the analysis given the robust range of LTM EBIT multiples for the selected range of precedent transactions. The results of this analysis is summarized as follows:

Benchmark	High	Mean	Median	Low
Enterprise Value/LTM EBITDA	9.1x	8.0x	8.0x	6.9x
Enterprise Value/LTM EBIT	16.7x	9.3x	8.4x	6.3x

        Using a reference range of 7.0x to 9.0x Hi-Shear's LTM EBITDA of approximately $10.6 million for fiscal period ending May 31, 2009, Lazard calculated an implied enterprise value range for Hi-Shear equal to approximately $74.0 million to $95.1 million, then subtracted net debt of approximately ($2.4) million to determine an implied equity value range for Hi-Shear equal to approximately $76.3 million to $97.4 million. After accounting for the vesting of in-the-money stock options (calculated pursuant to the treasury stock method), this analysis indicated a range of implied shares prices of Hi-Shear common stock of approximately $11.11 to $14.18, compared to the merger consideration of $19.18 per share of Hi-Shear common stock. This range of implied share prices of Hi-Shear common stock represents premiums/(discounts) of (6.5%) and 19.3%, respectively, to the closing price per share of Hi-Shear common stock on September 15, 2009 of $11.88.

        Using a reference range of 8.0x to 9.0x Hi-Shear's LTM EBIT of approximately $10.1 million for fiscal period ending May 31, 2009, Lazard calculated an implied enterprise value range for Hi-Shear equal to approximately $81.0 million to $91.1 million, then subtracted net debt of approximately ($2.4) million to determine an implied equity value range for Hi-Shear equal to approximately $83.3 million to $93.5 million. After accounting for the vesting of in-the-money stock options (calculated pursuant to the treasury stock method), this analysis indicated a range of implied shares prices of Hi-Shear common stock of approximately $12.13 to $13.60, compared to the merger consideration of $19.18 per share of Hi-Shear common stock. This range of implied share prices of Hi-Shear common stock represents premiums of 2.1% and 14.5%, respectively, to the closing price per share of Hi-Shear common stock on September 15, 2009 of $11.88.

        Discounted Cash Flow Analysis.     Using management projections, Lazard performed a discounted cash flow analysis valuing Hi-Shear based on the present value of projected unlevered free cash flow for 2010 to 2012 and the present value of the terminal value in 2012, discounted to May 31, 2009. The analysis assumed a range of terminal year exit multiples of EBITDA of 7.0x to 8.0x and a range of discount rates of 12.5% to 14.5%, based on estimates relating to the weighted average cost of capital. These assumptions imply perpetuity growth rates of 4.7% to 7.5%.

        Lazard calculated an implied enterprise value range for Hi-Shear equal to approximately $123.7 million to $145.6 million, then subtracted net debt of approximately ($2.4) million to determine an implied equity value range for Hi-Shear equal to approximately $126.0 million to $147.9 million. After accounting for the vesting of in-the-money stock options (calculated pursuant to the treasury stock method), this analysis indicated a range of implied shares prices of Hi-Shear common stock of approximately $18.31 to $21.48, compared to the merger consideration of $19.18 per share of Hi-Shear common stock.

        Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the special committee and our board of directors that the consideration to be received in the merger was fair, from a financial point of view, to Hi-Shear stockholders. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses must be considered as a whole, and that selecting portions of the analyses or factors considered by it, without considering all such factors or analyses, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Lazard opinion.

        The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty. No company or transaction used in any of the analyses is identical to Hi-Shear or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Hi-Shear and other factors that could affect the public trading values or the announced transaction values, as the case may be, of Hi-Shear and the companies to which the comparison is being made. Lazard's opinion and financial analyses were not the only factors considered by the special committee and our board of directors in their evaluation of the merger and should not be viewed as determinative of the views of the special committee and our board of directors or our management. Lazard has consented to the inclusion of and references to its opinion in this proxy statement. Under the terms of Lazard's engagement, Hi-Shear has agreed to pay Lazard an aggregate fee of approximately $4.5 million. A portion of the fee was payable upon Lazard's retention as financial advisor to the special committee and upon the rendering of its fairness opinion. The remainder of the fee is payable upon consummation of the transaction. Hi-Shear has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, Hi-Shear agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard's engagement. Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for real estate, corporate and other purposes. In the ordinary course of its business, Lazard and its affiliates may from time to time effect transactions and hold securities, including derivative securities, of Hi-Shear for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Lazard was selected to act as investment banker to the special committee and our board of directors because of its expertise and its reputation in investment banking and mergers and acquisitions and its independence with respect to the merger and the transactions contemplated by the merger agreement.

Interests of Hi-Shear's Executive Officers and Directors in the Merger

        In considering the recommendation of our board of directors with respect to the merger agreement and merger, you should be aware that some of our executive officers and directors may have interests in the merger that are in addition to, or different from the interests of Hi-Shear stockholders generally. Our board of directors was aware of and considered these interests in approving the merger agreement and the merger.

        Merger Proceeds and Other Payments to Be Received by Directors and Executive Officers.     Each of our directors and executive officers holds shares of our common stock, restricted stock units and/or in-the-money stock options to purchase shares of our common stock. Shares of our common stock will be exchanged for the right to receive $19.18 per share in cash as described in this proxy statement. Options will be cancelled in exchange for a cash payment for each underlying share equal to the difference between (1) the cash price of $19.18 to be paid with respect to our common stock in the merger and (2) the exercise price per share of the options, less applicable withholding taxes. Restricted stock units will be cancelled and converted into the right to receive $19.18 per share. See "The Merger Agreement—Equity Plans".

        The following table sets forth the approximate cash proceeds that each of our executive officers and directors will receive, less any applicable withholding taxes, at the completion of the merger on the basis of the shares of Hi-Shear common stock, restricted stock units and in-the-money options to purchase shares of Hi-Shear common stock that they held as of October 9, 2009:

Name	Proceeds from Shares of Common Stock Held	Proceeds from In-The-Money Options	Proceeds from Shares of Common Stock Issuable on Vesting of Restricted Stock Units	Total Payments
Executive Officers:
George W. Trahan	$47,305,265	$—	$—	$47,305,265
Jan L. Hauhe	$—	$17,380	$—	$17,380
Directors (other than Mr. Trahan):
Jack Bunis	$417,261	$—	$70,007	$487,268
Lawrence Moreau	$—	$—	$50,827	$50,827
John Zaepfel	$—	$—	$50,827	$50,827

        For additional information regarding the nature of each director's and executive officer's beneficial ownership of our share of common stock, please see the information below under the caption "Security Ownership of Certain Beneficial Owners and Management."

        Employment with Chemring.     Upon the consummation of the Merger, at Chemring's request, George W. Trahan has agreed to serve as President and Treasurer of the surviving corporation until the expiration of his pre-existing employment agreement on February 28, 2010, or until his earlier termination by Chemring. Mr. Trahan is not entitled to severance or continuing benefits under his employment agreement in the event that he is terminated, regardless of the reason for termination. In addition, Jan L. Hauhe will serve as the Chief Financial Officer and Secretary of the surviving corporation.

        Special Committee and Board of Director Fees.     The schedule of director fees previously approved by our board provides for payments of $2,500 for the committee chairman and $2,000 for the other special committee members for attendance in person at any special board or committee meeting and $2,000 for the committee chairman and $1,500 for the other special committee members for telephonic attendance at any such meeting.

        Indemnification of Directors and Officers.     For a period of six years after the effective time of the merger, Chemring will cause Hi-Shear, as the surviving corporation in the merger, to indemnify and hold harmless those persons serving as directors and officers of Hi-Shear prior to the effective time of the merger, to the fullest extent permitted under applicable law. Prior to the effective time of the merger, Hi-Shear shall purchase a six-year prepaid "tail policy" providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Hi-Shear with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement. Chemring shall cause such policy to be maintained in full force and effect for its entire term and cause all obligations of Hi-Shear thereunder to be honored by the surviving corporation.

Appraisal Rights

        In connection with the merger, record holders of Hi-Shear common stock will be entitled to appraisal rights if certain procedures are complied with and the merger is completed. Under Section 262 of the DGCL ("Section 262"), in lieu of receiving the merger consideration, Hi-Shear stockholders whose appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled to have the "fair value" of their shares of Hi-Shear common stock at the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid to them in cash by complying with the provisions of Section 262.

        The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text which is attached to this proxy statement as Annex C.

        A Hi-Shear stockholder who desires to exercise appraisal rights must (a) not vote in favor of the merger agreement and the merger and (b) deliver a written demand for appraisal of such stockholder's shares to the Secretary of Hi-Shear before the vote to approve and adopt the merger agreement and the merger at the special meeting.

        A demand for appraisal must be executed by or for the Hi-Shear stockholder of record, fully and correctly, as the stockholder's name appears on the certificates representing the shares of Hi-Shear common stock. If shares of Hi-Shear common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares of Hi-Shear common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a Hi-Shear stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the Hi-Shear stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

        A record owner, such as a broker, who holds shares of Hi-Shear common stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares of Hi-Shear common stock as to which the holder is the record owner. In that case, the written demand must set forth the number of shares of Hi-Shear common stock covered by the demand. Where the number of shares of Hi-Shear common stock is not expressly stated, the demand will be presumed to cover all shares of Hi-Shear common stock issued and outstanding in the name of the record owner.

        Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the approval and adoption of the merger agreement and the merger at the special meeting. Hi-Shear stockholders with shares held in "street name" who desire appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owners of the shares. Shares of Hi-Shear common stock held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary. Any Hi-Shear stockholder desiring appraisal rights with respect to such stockholder's shares held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder and should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares of Hi-Shear common stock have been so deposited.

        As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Hi-Shear of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek appraisal of such shares.

        Hi-Shear stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Hi-Shear Technology Corporation, 24225 Garnier Street, Torrance, California 90505-5355, Attention: Secretary. The written demand for appraisal should specify the Hi-Shear stockholder's name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of such stockholder's shares. The written demand must be received by Hi-Shear prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement and the merger will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

        In addition, Hi-Shear stockholders exercising appraisal rights must not vote their shares of Hi-Shear common stock in favor of approval and adoption of the merger agreement and the merger. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of approval and adoption of the merger agreement and the merger, a Hi-Shear stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and the merger or abstain from voting on the approval and adoption of the merger agreement and the merger.

        Within 120 days after the effective time of the merger, either the surviving corporation or any Hi-Shear stockholder who has timely and properly demanded appraisal of such stockholder's shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Hi-Shear common stock of all Hi-Shear stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which Hi-Shear stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares of Hi-Shear common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

        Hi-Shear stockholders considering seeking appraisal should bear in mind that the fair value of their shares of Hi-Shear common stock determined under Section 262 could be more than, the same as or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

        The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application by a Hi-Shear stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Hi-Shear common stock entitled to appraisal. In the absence of such a determination, each party bears its own expenses.

        Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any Hi-Shear stockholder who has demanded appraisal shall have the right to withdraw such stockholder's demand for appraisal and to accept the merger consideration. After this sixty day period, the Hi-Shear stockholder may withdraw such stockholder's demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, Hi-Shear stockholders' rights to appraisal shall cease and all Hi-Shear stockholders shall be entitled only to receive the merger consideration. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any Hi-Shear stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Hi-Shear stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

        The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex C. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a Hi-Shear stockholder's statutory appraisal rights under Delaware law.

Delisting and Deregistration of Hi-Shear Common Stock

        If the merger is completed, our common stock will no longer be traded on the NYSE Amex and will be deregistered under the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger

        General.     The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of our common stock upon an exchange of their shares of our common stock for cash in the merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could materially alter the tax consequences expressed in this proxy statement. This discussion assumes that you hold our common stock as a capital asset for investment.

        This section does not discuss all of the U.S. federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

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  brokers or dealers in securities or foreign currencies;

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  traders;

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  stockholders who are subject to the alternative minimum tax provisions of the Code;

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  tax-exempt organizations;

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  stockholders who are foreign persons (non-U.S. holders), including those who are not citizens or residents of the U.S.;

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  expatriates;

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  stockholders treated as partnerships for U.S. federal income tax purposes;

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  stockholders that have a functional currency other than the United States dollar;

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  stockholders who do not hold their Hi-Shear stock as a capital asset within the meaning of Section 1221 of the Code;

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  banks, mutual funds, financial institutions or insurance companies;

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  stockholders who acquired their Hi-Shear stock in connection with stock option or stock purchase plans or in other compensatory transactions;

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  stockholders who hold their Hi-Shear stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale; or

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  stockholders whose Hi-Shear stock is "qualified small business stock" for purposes of Section 1202 of the Code or "small business stock" for purposes of Section 1244 of the Code.

        This summary does not address the tax consequences of the merger under state, local and foreign laws or under U.S. federal tax law other than income tax law. In addition, the following discussion does not address the tax consequences of transactions effectuated before, after, or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, the exercise or cancellation of options, warrants or similar rights to purchase stock.

        As used in this proxy statement, a "U.S. holder" means a holder of our common stock who is for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in the United States or under the law of the United States or any state within the United States;

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  an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

        Consequences of the Merger to Our Stockholders.     The receipt of cash by a U.S. holder in exchange for our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder's adjusted tax basis in our common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held our common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

         Backup Withholding.     A U.S. holder may be subject to federal income tax backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

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  is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

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  provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

        To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal, which will be sent to you if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

        Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained, provided that the required information is furnished to the IRS.

        We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

THE MERGER AGREEMENT

        The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference in this proxy statement and attached to this proxy statement as Annex A. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about Hi-Shear. Such information can be found elsewhere in this proxy statement and in other public filings made by Hi-Shear with the Securities and Exchange Commission, which are available without charge at www.sec.gov or as more fully described in the section titled "Where You Can Find Additional Information." Our stockholders are urged to read the full text of the merger agreement in its entirety.

        Effective Time.     Unless the parties agree otherwise, the completion of the merger will occur as soon as practicable but in no event later than the third business day following the satisfaction or waiver of all of the closing conditions contained in the merger agreement or at such other time as the parties may agree. The merger will become effective upon the later of (i) acceptance by the Delaware Secretary of State of the parties' filing of a certificate of merger, or (ii) a subsequent time of effectiveness that the parties agree to in writing and specify in the certificate of merger.

        Effect of Merger.     Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon the completion of the merger, Merger Sub, a wholly-owned subsidiary of Chemring and a party to the merger agreement, will merge with and into Hi-Shear. The separate corporate existence of Merger Sub will cease, and Hi-Shear will survive the merger as a wholly-owned direct or indirect subsidiary of Chemring (and is therefore sometimes referred to in this proxy statement as the "surviving corporation"). The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as a stockholder.

        Merger Consideration.     Immediately prior to the effective time of the merger, any shares of Hi-Shear common stock held by Hi-Shear itself or by Chemring or Merger Sub will be automatically canceled and cease to exist and no consideration will be paid for such shares. At the effective time of the merger, each other outstanding share of our common stock will be canceled and automatically converted into the right to receive $19.18 in cash, without interest and less any applicable withholding taxes. The per share merger consideration will be equitably adjusted in the event of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (excluding, in each case, normal quarterly dividends) that occurs prior to the effective time of the merger.

        Dissenting Shares.     Pursuant to the terms of the merger agreement, shares of Hi-Shear common stock outstanding immediately prior to the effective time of the merger and held by a holder who has not voted in favor of the merger agreement and the merger and who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL will not be converted into or be exchangeable for the right to receive the $19.18 per share merger consideration otherwise payable with respect to such shares, unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If, after the effective time of the merger, any such holder fails to perfect or withdraws or loses his, her or its right to appraisal, such holder's shares will be treated as if they had been converted as of the effective time of the merger into the right to receive $19.18 per share in cash, without interest and less applicable withholding taxes. Hi-Shear has agreed to give Chemring prompt notice of any demands received by us for appraisal of shares of Hi-Shear common stock pursuant to the DGCL and the opportunity to participate in all negotiations and proceedings with respect to such demands. Hi-Shear has also agreed that prior to the effective time of the merger, we will not, except with the prior written consent of Chemring, make any payment with respect to, or settle or offer to settle, any such demands.

         Treatment of Stock Options and Restricted Stock Units.     As of the record date, 28,719 options to purchase the common stock of Hi-Shear were issued and outstanding. At the effective time of the merger, each outstanding option to purchase our common stock (whether vested or unvested) will be deemed fully vested and be cancelled, and each holder of such option will be entitled to receive in exchange for such option an amount in cash equal to the product of (i) the number of shares for which such option is exercisable and (ii) the excess of the per share price of $19.18 to be paid with respect to our common stock in the merger over the exercise price of such option for each share represented by such option, without interest and less any applicable tax withholdings.

        As of the record date, 8,860 unvested restricted stock units of Hi-Shear were outstanding that are settleable in shares of our common stock. Under the terms of the merger agreement, as of the effective time, each outstanding restricted stock unit (whether vested or unvested) will be cancelled and be converted into the right to receive the per share price of $19.18 to be paid with respect to our common stock in the merger, without interest and less any applicable tax withholdings.

        Exchange of Stock Certificates.     Prior to the effective time of the merger, Chemring will enter in an agreement with a bank or trust company reasonably acceptable to us to act as paying agent to receive the merger consideration. As promptly as practicable following the effective time of the merger and in any event no later than the first business day thereafter, Chemring will deposit, or cause to be deposited, with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of our common stock.

        The merger agreement provides that promptly after the completion of the merger, but in no event later than three business days thereafter, Chemring and the surviving corporation will cause the paying agent to mail to each record holder of (i) certificates ("Certificates") representing outstanding shares of our common stock or (ii) uncertified shares of our common stock represented by book entry ("Book Entry Shares") which, in each case, were converted into the right to receive a portion of the merger consideration, a letter of transmittal and instructions for use in surrendering Certificates and/or Book Entry Shares in exchange for the merger consideration. No stockholder should surrender any of his, her or its Certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a Certificate or Book Entry Share to the paying agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, the holder of such Certificate or Book Entry Share will be entitled to receive the per share merger consideration for each share formerly represented by such Certificate or Book Entry Share, without any interest and less any applicable withholding tax. Each of the paying agent, the surviving corporation, and Chemring will be entitled to deduct and withhold from the merger consideration such amounts as may be required to be deducted or withheld under applicable tax laws.

        After the effective time of the merger, there will be no further transfers of our common stock. In the event that merger consideration is to be delivered in the name of a person other than the person in whose name any Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power will be properly guaranteed and that the person requesting payment will pay any related transfer or other taxes, or that such person establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

        If your Certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that Certificate if:

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  you make an affidavit (in a form and substance reasonably acceptable to Chemring) claiming such Certificate has been lost, stolen or destroyed; and

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  if required by Chemring, you post a bond in such amount as Chemring or the paying agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the surviving corporation with respect to such Certificate.

        You should not send any of your Certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to our stockholders promptly after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

        The merger agreement provides that one year after the completion of the merger, the paying agent will deliver to the surviving corporation upon its demand any funds made available to the paying agent which have not been claimed by the former holders of our common stock, and that any holders of Certificates or Book Entry Shares who have not complied with the above-described procedures to receive payment of the merger consideration during such one year period may thereafter look only to Chemring and the surviving corporation, as general unsecured creditors thereof with respect to the portion of the merger consideration payable upon due surrender of their Certificates or Book Entry Shares.

        Representations and Warranties.     The merger agreement contains representations and warranties of Hi-Shear and Chemring customary for agreements of this nature with regard to their respective businesses, financial condition and other facts pertinent to the merger. The representations and warranties made by us relate to the following:

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  our corporate organization and other corporate matters;

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  our authorization, execution, delivery and performance and the enforceability of the merger agreement and the merger;

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  required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons, relating to the merger agreement and related matters;

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  our capital structure and outstanding securities;

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  documents filed by us with governmental and regulatory authorities, including the Securities and Exchange Commission (the "SEC"), the accuracy of the financial statements and other information contained in those documents, and the absence of certain liabilities;

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  the accuracy of the information included in this proxy statement;

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  absence of changes or certain events involving Hi-Shear since May 31, 2009, including any occurrence of a "material adverse effect" (as that term is defined in the merger agreement and described below in the section captioned "The Merger Agreement—Definition of Material Adverse Effect") on Hi-Shear;

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  pending or threatened litigation, or claims that could give rise to litigation, involving Hi-Shear;

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  our compliance with laws and our receipt of and compliance with governmental permits and licenses to hold our assets and conduct our business;

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  our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

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  labor matters;

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  environmental matters;

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  our filing of tax returns, payment of taxes and other tax matters;

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  our compliance with material contracts, and the extent of our obligations thereunder;

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  our government contracts;

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  our insurance coverage;

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  our assets and properties, including ownership of certain real property;

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  our leased property;

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  our intellectual property;

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  the inapplicability of anti-takeover statutes and regulations to the merger;

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  the receipt by the special committee and our board of directors of an opinion from Lazard as to the fairness of the merger consideration, from a financial point of view, to the Hi-Shear stockholders; and

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  the absence of brokers other than Lazard.

        In the merger agreement, Chemring and Merger Sub made representations and warranties to us relating to the following:

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  their respective corporate organization and other corporate matters;

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  their respective authorization, execution, delivery and performance and the enforceability of, the merger agreement and the merger;

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  required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons relating to the merger agreement and related matters;

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  the accuracy of the information that they have supplied to us for inclusion in this proxy statement;

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  pending or threatened litigation involving them that could prevent or impede the completion of the merger;

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  the formation of Merger Sub's and its capital structure and outstanding securities;

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  Chemring's possession of sufficient funds to satisfy its obligations under the merger agreement;

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  approval of the merger agreement and the merger; and

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  the absence of ownership by Chemring or Merger Sub of any of our stock that causes them to be an interested stockholder under Delaware business combination statutes.

        The assertions embodied in our representations and warranties summarized above are qualified by information in a confidential disclosure schedule that we provided Chemring in connection with the signing of the merger agreement. The disclosure schedule contains information that modifies, qualifies and creates exceptions to our representations and warranties contained in the merger agreement, including certain nonpublic information. Accordingly, you should not rely on our representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule. Moreover, information concerning the subject matter of our representations and warranties may have changed since the date of the merger agreement and the representations and warranties will not reflect any such subsequent changes in facts.

        Covenants Relating to the Conduct of Our Business.     During the period between the date of the merger agreement and the effective time of the merger, we have agreed with Chemring that we will conduct our business in the ordinary course consistent with past practices (except as expressly contemplated by the merger agreement, otherwise consented to by Chemring or required by applicable law), and in compliance in all material respects with all applicable law.

        Prior to the effective time of the merger, we have agreed not to do any of the following (except as contemplated by the merger agreement, consented to in writing by Chemring or required by applicable law):

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  amend or otherwise change our certificate of incorporation or bylaws or equivalent organizational documents;

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  issue, deliver or sell or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of our capital stock (except pursuant to the exercise of any outstanding stock option, the vesting of restricted stock units or settlement of other awards outstanding as of the date of the merger agreement in accordance with the terms of such instruments), or any options, warrants, convertible securities or other rights of any kind to acquire any such shares;

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  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock;

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  adjust, split, combine, redeem, repurchase or otherwise acquire, directly or indirectly, any of our capital stock (except in connection with the cashless exercise or similar transactions pursuant to the exercise of outstanding stock options or settlement of other awards or obligations outstanding as of the date of the merger agreement or permitted to be granted after the date of the merger agreement) or reclassify, combine, split, subdivided or otherwise make changes with respect to our capital structure;

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  acquire any corporation, partnership or other business organization or division thereof or any assets other than in the ordinary course of business, or sell or otherwise dispose of or encumber any corporation, partnership or other business organization or division thereof or any assets, in each case, which is or are material to Hi-Shear, or enter into, modify or amend any lease with regard to real property;

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  enter into, modify or amend in any material respect any material contract or any contract, agreement or arrangement that would be a material contract if entered into prior to the date of execution of the merger agreement, other than any such contracts, agreements or arrangements entered into in the ordinary course of business consistent with past practices, where such material contracts, or modifications or amendments thereto, do not contain any material non-customary onerous terms or conditions and are not reasonably expected to result in a material financial loss;

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  authorize any capital expenditure;

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  (A) make any loans, advances or capital contributions to, or investments in, any other person, (B) incur any indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person, in each case, in excess of $200,000 in the aggregate;

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  except as required by applicable law, pursuant to any arrangement in effect as of the date of the merger agreement, as contemplated by the merger agreement or as consistent with past practices, (A) amend any of the terms or conditions of employment or engagement for any employee or consultant of Hi-Shear, (B) amend or adopt any compensation or benefit plan (other than any such adoption or amendment that does not materially increase the cost to Hi-Shear of maintaining the applicable compensation or benefit plan) with or for the benefit of our employees or directors, or (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other compensation;

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  (A) materially increase the compensation or benefits of, or, other than in the ordinary course of business consistent with past practices, pay any bonus to, any of our employees or consultants, (B) grant any awards under any of our equity plans, or remove or modify existing restrictions in our company equity plans on any awards made thereunder, (C) take any action to accelerate the vesting or payment of any compensation or benefits under our equity plans (except to the extent provided for under our equity plans in existence as of the date of the merger agreement), or (D) make any material determination under any of our equity plans that is inconsistent with the ordinary course of business or past practice;

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  make any material change in any method of accounting or accounting or tax practice or policy, except as required by GAAP or regulatory requirements with respect thereto and as concurred with our independent auditors;

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  pay. discharge, compromise, satisfy, settle or agree to settle any pending or threatened litigation, proceeding or investigation, other than compromises, settlements or agreements in the ordinary course of business consistent with past practices that involve only the payment of money damages (i) not in excess of $100,000 in the aggregate or (ii) consistent with the reserves reflected in our most recent balance sheet filed with the SEC;

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  make any material tax election or settle or compromise any material tax liability or refund;

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  fail to take any action necessary or advisable to protect or maintain our intellectual property that is material to the conduct of our business as currently conducted and planned to be conducted; or

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  take any action, other than reasonable actions in the ordinary course of business and consistent with past practices, with respect to accounting policies or procedures.

        Definition of Material Adverse Effect.     Several of the representations and warranties made by us and Chemring in the merger agreement and certain conditions to Chemring's performance of its obligations under the merger agreement are qualified by reference to whether the item in question would have a "material adverse effect" on us or Chemring, as the case may be.

        The merger agreement provides that a "material adverse effect," with respect to Hi-Shear, means any event, change, circumstance, effect or state of facts that is, or would reasonably be expected to be, materially adverse to, or has had or would reasonably be expected to have a material adverse effect on (i) our business, condition (financial or otherwise) or results of operations or (ii) our ability to timely perform, in all material respects, our obligations under the merger agreement or to consummate the transactions contemplated thereby. However, except to the extent otherwise set forth below, "material adverse effect" does not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following:

          (a)   the industry and markets in which Hi-Shear operates generally;

          (b)   general economic or political conditions (including those affecting the securities markets);

          (c)   the public announcement or pendency of the merger agreement or the consummation of the transaction contemplated thereby (including any loss of customers or employees or any labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities);

          (d)   our the failure to meet projections of earnings, revenues or other financial measures (whether such projections were made by us or independent third parties), in and of itself;

          (e)   any change in our stock price or trading volume, in and of itself;

          (f)    any litigation arising from the negotiation, execution, announcement or pendency of merger agreement or the consummation of the transactions contemplated thereby (including litigation against us or any of our officers or directors alleging breach of their fiduciary duties);

          (g)   acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters, acts of God or other events not within our reasonable control) occurring after the date of execution of the merger agreement;

          (h)   any changes in applicable laws, regulations or accounting rules; or

          (i)    the taking of any action required by the merger agreement or specifically consented to in writing by Chemring or Merger Sub.

        In the cases of paragraphs (a), (b), (g) and (h) above, to the extent such circumstance, change, development, event or state of facts has had a materially disproportionate effect on Hi-Shear in comparison to other companies in the same industry as Hi-Shear, such circumstance, change, development, event or state of facts will be considered in the determination of the occurrence of a "material adverse effect."

        Acquisition Proposals by Third Parties.     We have agreed that we will not authorize or permit any of our officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by us to, directly or indirectly:

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  initiate, solicit, or knowingly encourage or facilitate any inquiries, proposals or offers with respect to any acquisition proposal (as defined in the merger agreement and described below in the section captioned "The Merger Agreement—Definitions of Acquisition Proposal and Superior Proposal");

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  engage or participate in any negotiations concerning, or furnish any nonpublic information relating to us to any third party in connection with, any acquisition proposal;

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  approve, endorse or recommend any acquisition proposal; or

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  approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

        We have also agreed that we will immediately cease and terminate any existing activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any acquisition proposal.

        Even though we have agreed to the provisions described above relating to the non-solicitation of acquisition proposals, our board of directors may:

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  take and disclose to our stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or

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  make any disclosure to our stockholders, if, based on advice from outside counsel, our board of directors determines in good faith that failing to do so would be reasonably likely to violate its fiduciary duty under applicable laws.

        Furthermore, notwithstanding the foregoing restrictions with respect to acquisition proposals by third parties, at any time prior to obtaining stockholder approval and adoption of the merger agreement and the merger, we or our board of directors, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning our businesses, properties or assets to any person or group including furnishing nonpublic information pursuant to an appropriate confidentiality agreement, and may engage in discussions and negotiations with such person or group concerning an acquisition proposal if, and only if:

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  such person or group has, after the date of execution of the merger agreement, submitted an unsolicited acquisition proposal which our board of directors determines in good faith is reasonably likely to result in a superior proposal (as defined in the merger agreement and described below in the section captioned "The Merger Agreement—Definitions of Acquisition Proposal and Superior Proposal"); or

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  our board of directors determines in good faith, based upon advice of outside counsel, that failing to do so would be reasonably likely to violate its fiduciary duties to our stockholders under applicable laws.

        We have agreed that we will immediately advise Chemring of any proposal or inquiry received by us with respect to any acquisition proposal.

        Additionally, we have agreed with Chemring that neither the special committee nor our board of directors may (i) withdraw or modify, or qualify in a manner adverse to Chemring the recommendation of the special committee and our board of directors of the merger agreement or the transactions contemplated thereby, or (ii) approve or recommend, or permit Hi-Shear to enter into, any letter of intent, memorandum of understanding, acquisition agreement or similar agreement constituting or relating to any acquisition proposal unless:

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  we have received an acquisition proposal that our board of directors determined in good faith, based on advice of outside counsel, constitutes a superior proposal; or

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  our board of directors has determined in good faith, based upon advice of outside counsel, that failing to take such action would be reasonably likely to constitute a breach of its fiduciary duties to our stockholders under applicable laws.

        However, no such action may be taken by us in response to a superior proposal until after the fourth business day following Chemring's receipt of written notice from us advising Chemring that our board of directors intends to take such action and specifying the terms and conditions of such superior proposal. Furthermore, in determining whether to take such action in response to a superior proposal, our board of directors must take into account any changes to the terms of the merger agreement proposed by Chemring in response to our intention to take such action or otherwise, in determining whether such third party acquisition proposal still constitutes a superior proposal.

        Definitions of Acquisition Proposal and Superior Proposal.     For purposes of the merger agreement (and this summary), "acquisition proposal" means, any inquiry, proposal or offer from any person or group of persons for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Hi-Shear or (B) the acquisition in any manner, directly or indirectly, of 15% or more of the equity securities or consolidated total assets of Hi-Shear (excluding inventory sold or proposed to be sold in the ordinary course of business consistent with past practice), in each case other than the merger.

        For purposes of the merger agreement (and this summary), "superior proposal" mean any acquisition proposal (provided that for purposes of this definition references to "15% or more" in the definition of "acquisition proposal" shall be deemed to be references to "greater than 50%") (A) on terms which the our board of directors determines in good faith, based upon advice of outside counsel, to be more favorable from a financial point of view to our stockholders, taking into account all the terms and conditions of such proposal, and the merger agreement, (B) that, in the good faith reasonable judgment of our board, based upon advice of outside counsel, is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, and (C) is not subject to any due diligence conditions.

        Conditions to the Closing of the Merger.     The merger will be completed only if certain conditions are satisfied or waived, including the following:

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  holders of a majority of our common stock must approve and adopt the merger agreement and the merger;

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  no court or other legal or regulatory order or statute, rule or regulation restricts or prohibits the merger; and

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  any waiting period (or extension thereof) under the HSR Act shall have expired or been terminated.

        Additional Conditions to the Obligation of Chemring and Merger Sub.     The obligations of Chemring and Merger Sub to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

  •
  our representations and warranties contained in the merger agreement with respect to our authorization, execution, delivery and performance and the enforceability of the merger agreement and our capital structure and outstanding securities must be true and correct other than in de minimis respects both at the time of the execution of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case solely as of such date);

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  our representations and warranties contained in the merger agreement with respect to our financial statements fairly presenting our financial position and our results of operations and cash flows, the inapplicability of anti-takeover statutes and regulations to the merger, the receipt by the special committee and our board of directors of an opinion from Lazard as to the fairness of the merger consideration, and the absence of brokers other than Lazard that is qualified as to materiality or material adverse effect must be true and correct in all respects, or any such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case at the time of the execution of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case solely as of such date);

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  our other representations and warranties contained in the merger agreement must be true and correct in all respects, in each case at the time of the execution of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case solely as of the earlier date), except where the failure to be so true and correct has not had, and would not reasonable be expected to have, a material adverse effect;

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  we must have performed or complied with in all material respects with all of our agreements, obligations and covenants under the merger agreement;

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  since the date of the merger agreement, there will not have been any event, change, circumstance, condition, development or effect that has had, or would reasonably be expected to have, a material adverse effect;

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  any one of the following events shall have occurred: (i) the period of time for any applicable review by CFIUS under Exon-Florio shall have expired and Chemring and Hi-Shear agree to proceed with the closing of the merger without formal notice from CFIUS, (ii) CFIUS provided a written notice to the effect that review of the transactions contemplated by the merger agreement has been concluded and that CFIUS will not undertake any investigation of the transaction, (iii) following an investigation, CFIUS provided written notice that it has concluded its review and made a determination that there are no unresolved national security concerns or (iv) the President of the United States decided not to block the transaction;

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  60 days have passed after the date we provided to DDTC a notification of the transactions contemplated by the merger agreement, and DDTC have not taken or threatened to take enforcement actions against Chemring, Merger Sub or us in connection with the consummation of the merger;

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  holders of not more than 10% of Hi-Shear's outstanding capital stock have properly demanded appraisal rights under the DGCL;

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  there are no instituted or pending temporary restraining actions, preliminary or permanent injunctions, other judgments or other legal restraints or prohibitions in effect that, in any case, requires or conditions any approval on, the divestiture by Chemring or Merger Share of any of our capital stock, or requires Chemring, Merger Sub, H-Shear or any of their respective subsidiaries or affiliates to sell, hold separate or dispose of any assets or change the conduct of their business; and

  •
  there are no pending claims, actions or suits by any governmental authority (i) challenging or seeking to restrain or prohibit the consummation of the merger, (ii) seeking to prohibit or limit in any material respect Chemring's ability to vote, receive dividends or otherwise exercise ownership rights with respect to the stock of the surviving corporation or (iii) seeking to compel us, Chemring or any affiliate of Chemring to dispose of or hold separate any material assets as a result of the merger.

        Additional Conditions to Our Obligation.     Our obligation to effect the merger is further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

  •
  the representations and warranties of Chemring and Merger Sub contained in the merger agreement must be true and correct both when made and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance of Chemring or Merger Sub of its obligations under the merger agreement or the consummation of the transactions contemplated thereby; and

  •
  Chemring and Merger Sub must have performed or complied in all material respects with all of its agreements, obligations and covenants under the merger agreement.

        Termination.     The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either Chemring or us:

  •
  if the merger has not been completed by March 1, 2010, provided that this right to terminate the merger agreement is not available to a party whose breach of the merger agreement has been the cause of, or resulted in, the failure of the closing to occur on or before March 1, 2010; or

  •
  if any court of competent jurisdiction or other governmental authority has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable.

        The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by us if:

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  Chemring or Merger Sub breaches or fails to perform in any respect any of their respective representations, warranties or covenants contained in the merger agreement and such breach or failure to perform (i) would give rise to the failure of a condition to our obligation to complete the transaction, (ii) cannot be or has not been cured within 45 business days following delivery of written notice of such breach or failure to perform, and (iii) has not been waived by us;

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  any of the general conditions to the closing or any of the conditions to our obligation to complete the transaction have become incapable of fulfillment prior to the March 1, 2010; or

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  our board of directors has determined to accept a superior proposal in accordance with the provisions of the merger agreement.

        The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by Chemring if:

  •
  we breach or fail to perform in any respect any of our representations, warranties or covenants contained in the merger agreement and such breach or failure to perform (i) would give rise to the failure of a condition to Chemring's obligation to complete the transaction, (ii) cannot be or has not been cured within 45 business days following delivery of written notice of such breach or failure to perform, and (iii) has not been waived by Chemring;

  •
  any of the general conditions to the closing or any of the conditions to Chemring's obligation to complete the transaction have become incapable of fulfillment prior to the March 1, 2010; or

  •
  our board of directors or any committee thereof has (i) withdrawn, or modified or qualified in a manner adverse to Chemring or Merger Sub, its approval or recommendation of the merger or the merger agreement, (ii) approved or recommended, or permitted Hi-Shear to enter into, a letter of intent, memorandum of understanding, acquisition agreement or similar agreement constituting or relating to any acquisition proposal, or (iii) authorized or publicly proposed any of the foregoing.

        Termination Fee.     The merger agreement requires that we pay Chemring an aggregate termination fee of $4,000,000 if the merger agreement is terminated either (i) by us or Chemring because the merger had not been completed by March 1, 2010 (A) due to a delay resulting solely from our actions or (B) and prior to stockholder approval having been obtained, an acquisition proposal had been publicly disclosed, announced, commenced, submitted or made, and was not withdrawn at least 5 business days prior to the date of the special meeting of our stockholders to consider and vote upon the proposal to approve and adopt the merger agreement and the merger, (ii) by Chemring because we breached or failed to perform any of our representations, warranties or covenants contained in the merger agreement and such breach or failure to perform gave rise to the failure of a condition to Chemring's obligation to complete the transaction and we failed to cure such breach or failure within 45 days following delivery of written notice of the same, (iii) by us because our board of directors accepted a superior proposal in accordance with the provisions of the merger agreement, or (iv) by Chemring because our board of directors or any committee thereof had (A) withdrawn, or modified or qualified in a manner adverse to Chemring or Merger Sub, its approval or recommendation of the merger or the merger agreement, (B) approved or recommended, or permitted Hi-Shear to enter into, a letter of intent, memorandum of understanding, acquisition agreement or similar agreement constituting or relating to any acquisition proposal, or (C) authorized or publicly proposed any of the foregoing, and in the case of either (i) or (ii) above, within 12 months after the merger agreement is terminated, we entered into a definitive agreement with respect to an acquisition proposal.

        Access to Information; Confidentiality.     We have agreed to afford Chemring and its officers, employees, agents, accountants, counsel and other representatives with reasonable access, upon reasonable notice and consistent with applicable law, to our officers, employees, properties, offices, other facilities and books and records, and to furnish Chemring with such financial, operating and other data and information as it may reasonably request. Such access or furnishing of information must be conducted during normal business hours, and in such a manner as not unreasonably to interfere with our normal operations. Each of Chemring and Merger Sub will hold and treat and will cause its representatives to hold and treat in confidence all documents and information furnished to Chemring or Merger Sub in connection with the transactions contemplated by the merger agreement.

        Employee Matters.     Chemring has agreed for a period of one year following the effective time of the merger to provide, or cause to be provided, to our employees compensation and employee benefits that, in the aggregate, are no less favorable as those maintained for and provided to our employees immediately prior to the effective time of the merger. Additionally, Chemring has agreed to give our employees full credit for purposes of eligibility and vesting service and for purposes of determining the amount of severance and/or vacation our employee may be or become entitled to, in each case, under any employment compensation, incentive, and benefit plans, programs, policies and arrangements maintained for the benefit of our employees as of and after the effective time of the merger by Chemring, its subsidiaries or the surviving corporation. Under the merger agreement, Chemring must also honor (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between us and any of our officers, directors, employees or consultants, (ii) all obligations in effect as of the effective time of the merger under any of our equity-based, bonus or bonus deferral plans, programs or agreements and (iii) all obligations in effect as of the effective time of the merger pursuant to our outstanding restoration or equity-based plans, programs or agreements, and all vested and accrued benefits under any of our employee benefit, employment compensation or similar plans, programs, agreements or arrangements. Chemring's obligations regarding employee matters are subject to certain restrictions as set forth in the merger agreement.

        Director's and Officer's Indemnification.     For a period of six years after the effective time of the merger, Chemring will cause Hi-Shear, as the surviving corporation in the merger, to indemnify and hold harmless those persons serving as directors and officers of Hi-Shear prior to the effective time of the merger, to the fullest extent permitted under applicable law. Prior to the effective time of the merger, Hi-Shear shall purchase a six-year prepaid "tail policy" providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Hi-Shear with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement. Chemring shall cause such policy to be maintained in full force and effect for its entire term and cause all obligations of Hi-Shear thereunder to be honored by the surviving corporation.

        Expenses.     Except for the termination fee payable under certain circumstances in a termination of the merger agreement, all fees and expenses incurred in connection with the merger shall be paid by the party incurring such fees and expenses, whether or not the merger is completed.

        The merger agreement is included as Annex A to this proxy statement to provide you with information regarding the terms of the transactions described therein and is not intended to provide any other factual information or disclosure about Hi-Shear, Chemring or Merger Sub. The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreements and as of a specific date, were solely for the benefit of the parties to such agreements, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosure schedules made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the dates of the merger agreement, which subsequent information may or may not be fully reflected in Hi-Shear's public disclosures. Hi-Shear stockholders and employees are not third-party beneficiaries under the merger agreement and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Hi-Shear, Chemring, Merger Sub or any of their respective subsidiaries or affiliates. Information regarding Hi-Shear is provided elsewhere in this proxy statement and Hi-Shear's other SEC filings, which are available at www.hstc.com and on the SEC's website at www.sec.gov.

 ADJOURNMENT OF THE SPECIAL MEETING
(Proposal 2)

        We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve any adjournments of the special meeting if there are not sufficient votes to approve and adopt the merger agreement and the merger at the time of the special meeting or any adjournment or postponement of that meeting. Even though a quorum may be present at the special meeting or any such adjournment or postponement, it is possible that we may not have received sufficient votes to approve and adopt the merger agreement and the merger by the time of the special meeting or such adjournment or postponement. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement and the merger. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

        The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of our common stock present or represented at the special meeting and entitled to vote on the proposal.

        To allow the proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if determined to be necessary by Hi-Shear, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. Our board unanimously recommends that you vote "FOR" the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted "FOR" the adjournment proposal, unless otherwise indicated on the proxies. If the special meeting is adjourned for 30 days or less, we are not required to give notice of the time and place of the adjourned meeting unless our board fixes a new record date for the special meeting.

        The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval and adoption of the merger agreement and the merger in the event that there are insufficient votes to approve and adopt the merger agreement and the merger. Our board retains full authority to the extent set forth in our bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any of our stockholders.

 MARKET PRICE AND DIVIDEND DATA

        Our common stock is currently quoted on the NYSE Amex under the symbol "HSR." This table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the NYSE Amex:

	Price Per Share
	High	Low
Fiscal Year ended May 31, 2008
First Quarter	$10.97	$9.14
Second Quarter	$13.85	$9.05
Third Quarter	$14.00	$10.50
Fourth Quarter	$12.42	$9.90
Fiscal Year ended May 31, 2009
First Quarter	$13.00	$10.76
Second Quarter	$12.25	$6.42
Third Quarter	$9.84	$7.42
Fourth Quarter	$8.50	$5.95
Fiscal Year ended May 31, 2010
First Quarter	$14.15	$7.07
Second Quarter (through October 14, 2009)	$19.34	$9.50

        On September 15, 2009, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $11.88. On October 13, 2009, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $19.12.

        The Company paid one dividend in the current fiscal year. On July 16, 2009, Hi-Shear declared a cash dividend of $0.75 per share that was paid August 21, 2009 to stockholders of record as of the close of business August 14, 2009. In addition to the foregoing, Hi-Shear paid three dividends for the fiscal years ended May 31, 2008 and May 31, 2009. On September 21, 2007, Hi-Shear declared a cash dividend of $0.35 per share that was paid October 8, 2007 to stockholders of record as of the close of business October 5, 2007. On March 19, 2008, Hi-Shear declared a cash dividend of $0.40 per share that was paid April 11, 2008 to stockholders of record as of the close of business April 1, 2008. On October 9, 2008, Hi-Shear declared a cash dividend of $0.50 per share that was paid to stockholders of record as of the close of business October 24, 2008. Following the merger, our common stock will no longer be traded on the NYSE Amex or any other national securities exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of October 14, 2009, with respect to the beneficial ownership of Hi-Shear common stock by (i) all persons known by us to be the beneficial owners of more than 5% of the issued and outstanding common stock of Hi-Shear (ii) each director of Hi-Shear, (iii) each of our executive officers, and (iv) all executive officers and directors of Hi-Shear as a group.

Name and Address(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Total(2)
DIRECTORS AND EXECUTIVE OFFICERS
George W. Trahan(3)	2,465,789	36.0%
Jack Bunis(4)	21,755	*
Lawrence Moreau	—	*
John Zaepfel	—	*
Jan L. Hauhe(5)	1,000	*
All current directors and executive officers as a group (5 persons)(6)	2,488,544	36.3%
STOCKHOLDERS BENEFICIALLY OWNING MORE THAN 5% OF HI-SHEAR'S STOCK
Chemring Group PLC(7) Chemring House, 1500 Parkway Whiteley, Fareham, Hampshire PO15 7AF, England	2,218,070	32.4%
The Mooney Family Trust(8)	2,218,070	32.4%
Lafitte Capital Management Group LP(9) 701 Brazos, Suite 375 Austin, Texas 78701	537,413	7.8%

*
Represents beneficial ownership of less than 1% of the class of securities.

(1)
Unless otherwise indicated, the address of each of the individuals or entities named above is: c/o Hi-Shear Technology Corporation, 24225 Garnier Street, Torrance, California 90505-5355.

(2)
The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of October 14, 2009, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. The applicable percentage is based on 6,855,791 shares of our common stock issued and outstanding as of October 14, 2009.

(3)
Consists of (i) 2,213,318 outstanding shares held by George W. Trahan and (ii) 252,471 shares held by George W. Trahan & Kim C. Trahan JTTEN.

(4)
Consists of 21,755 outstanding shares held by Jack Bunis.

(5)
Consists of 1,000 shares subject to options that are exercisable within 60 days after October 14, 2009.

(6)
Consists of (i) 2,484,765 outstanding shares, (ii) 1,000 shares subject to options that are exercisable within 60 days after October 14, 2009 and (iii) 3,375 restricted stock units that vest within 60 days after October 14, 2009.

(7)
Pursuant to the stockholder agreement, dated as of September 16, 2009, by and among George W. Trahan, Chemring and Merger Sub, George W. Trahan granted Chemring a limited irrevocable proxy to vote 2,218,070 of his shares in favor of the merger agreement and the merger. According to a Schedule 13D filed on September 25, 2009 by Chemring, Chemring may be deemed to beneficially own these shares as a result of the stockholder agreement and the limited proxy granted therein. In the Schedule 13D filed by Chemring on September 25, 2009, Chemring expressly disclaimed beneficial ownership of such shares (subject to the stockholder agreement and the limited proxy granted therein).

(8)
Consists of: (i) 1,970,351 outstanding shares held by the Mooney Family Trust and (ii) 247,719 outstanding shares held by George W. Trahan in which the Mooney Family Trust is entitled to vote at the special meeting pursuant to the Buy-Sell and Voting Agreement and Irrevocable Proxy dated March 3, 2000 by and among Hi-Shear, Mr. Trahan and the Mooney Family Trust (successor-in-interest to Thomas R. Mooney).

(9)
The information is based on a Schedule 13G filed with the SEC on January 29, 2008.

STOCKHOLDER PROPOSALS

        We will not hold an annual meeting of stockholders in 2009 if the merger is completed because we will no longer be a publicly held company. However, if the merger agreement is terminated for any reason, we expect to hold our regularly scheduled annual meeting of stockholders in 2009. If an annual meeting of stockholders is held:

  •
  any proposal that you intend to submit for inclusion in our proxy statement and form of proxy must be received by us within a reasonable time before we begin to print and send our proxy materials and satisfy the other conditions set forth in our bylaws and the SEC rules; and

  •
  any proposal that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive the proposal not less than 45 days or more than 120 days prior to the anniversary of the date on which Hi-Shear first mailed the proxy materials for the 2009 meeting, unless the 2009 meeting is advanced by more than 30 days or delayed (other than as result of adjournment) by more than 30 days from the anniversary of the 2009 annual meeting.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov.

        Chemring has supplied all information contained in this proxy statement relating to Chemring and Merger Sub and we have supplied all such information relating to us and the merger.

        Our stockholders should not send in their certificates for our common stock until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash following the completion of the merger should call the paying agent, whose contact information will be included in the letter of transmittal.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 14, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

        Important Notice Regarding Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on November 19, 2009. The proxy statement is available at www.hstc.com.

Annex A

AGREEMENT AND PLAN OF MERGER

among

CHEMRING GROUP PLC,

PARKWAY MERGER SUB, INC.

and

HI-SHEAR TECHNOLOGY CORPORATION

Dated as of September 16, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of September 16, 2009, by and among Chemring Group PLC, a company organized under the laws of England and Wales ("Parent"), Parkway Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub") and Hi-Shear Technology Corporation, a Delaware corporation (the "Company").

RECITALS

        A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware ("DGCL"), with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger").

        B.    The board of directors of the Company (the "Company Board") has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted and approved the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein, and (iii) resolved to recommend approval of the Merger by the stockholders of the Company (the "Company Stockholders").

        C.    The Boards of Directors of Parent and Merger Sub have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein.

        D.    Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

        E.    Concurrently with the execution and delivery of this Agreement, and as a material condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, one of the Company Stockholders is entering into an agreement substantially in the form attached hereto as Exhibit A with Parent and Merger Sub, whereby, among other things, such Company Stockholder has agreed to vote certain Shares in favor of this Agreement and the Merger, on the terms and subject to the conditions set forth therein.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Certain Defined Terms.     For purposes of this Agreement:

        "Action" means any claim, action, suit, arbitration, investigation or proceeding by or before any Governmental Authority.

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of the immediately preceding sentence, the term "control" (including the terms "controlling," "controlled by" and "under common control with," with their respective correlative meanings), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

        "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and Foreign Antitrust Laws.

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

        "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

        "Company Common Stock" means the common stock, par value $.001 per share, of the Company.

        "Company Equity Plans" means the Company's 1993 Stock Option Plan, the Company's 2006 Stock Award Plan and any other employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company.

        "Contract" means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, or other instrument, obligation or binding understanding or arrangement, in each case, whether written or oral.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "GAAP" means United States generally accepted accounting principles, as in effect on the date hereof.

        "Governmental Authority" means any federal, state, local or foreign governmental, regulatory or administrative authority, agency, body or commission or any judicial or arbitral body.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property" means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights (whether or not registered), and applications to register any of the foregoing and any goodwill associated with the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration, schematics, industrial models and inventions; (iv) know-how and trade secrets; (v) databases and data collections; and (vi) confidential or proprietary information.

        "IRS" means the Internal Revenue Service of the United States.

        "Knowledge" means the knowledge of the persons listed in Schedule 1.1(a), as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

        "Law" means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority, including any published judicial or administrative interpretation thereof.

        "Leased Real Property" means the real property leased by the Company, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

        "Liabilities" means any losses, obligations, liabilities, indebtedness, duties, claims, damages or expenses of any nature whatsoever, including the transaction fees relating to the consummation of the transactions contemplated by this Agreement, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

        "Lien" means any security interest, lien, claim, pledge, deed of trust, mortgage, limitation in voting rights, charge, encumbrance or other restriction of any kind (other than those created under applicable securities laws). A Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Material Adverse Effect" means any event, change, circumstance, effect or state of facts, individually or in the aggregate, that is or would reasonably be expected to be materially adverse to, or has had or would reasonably be expected to have a material adverse effect on: (i) the business, condition (financial or otherwise), or results of operations of the Company or (ii) the ability of the Company to timely perform, in all material respects, its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include the effect of any circumstance, change, development, event or state of facts to the extent arising out of or attributable to any of the following, either alone or in combination: (A) the industry and markets in which the Company operates generally (to the extent the Company is not materially disproportionately affected thereby), (B) general economic or political conditions (including those affecting the securities markets) (to the extent the Company is not materially disproportionately affected thereby), (C) the public announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby (including any loss of customers or employees or any labor disputes, employee strikes, slowdowns, job actions or work stoppages or labor union activities), (D) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent Third Parties), in and of itself, (E) any change in the Company's stock price or trading volume, in and of itself, (F) any litigation arising from the negotiation, execution, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby (including litigation against the Company or any of its officers or directors alleging breach of their fiduciary duties), (G) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters, acts of God or other events not within the reasonable control of the Company) occurring after the date hereof (to the extent the Company is not materially disproportionately affected thereby), (H) any changes in applicable laws, regulations or accounting rules (to the extent the Company is not materially disproportionately affected thereby), or (I) the taking of any action contemplated by this Agreement or consented to by Parent or Merger Sub.

        "Merger Consideration" means an amount equal to (i) the product of (x) the Per Share Merger Consideration and (y) the aggregate number of Shares issued and outstanding at the Effective Time plus (ii) the amount payable with respect to all outstanding Company Stock Options and Company RSUs.

        "Parent Material Adverse Effect" means any event, change, occurrence effect or state of facts that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

        "Per Share Merger Consideration" means an amount equal to $19.18 per Share.

        "Permitted Lien" means (i) statutory liens securing payments not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) pledges, deposits or other liens securing the performance of bids, tenders, trade contracts, leases, statutory obligations (including workers' compensation, unemployment insurance or other social security legislation), surety, customs and appeal bonds or other obligations of like nature, incurred in the ordinary course of business, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other similar encumbrances that do not materially detract from the value or interfere with the present use of the assets of the Company.

        "Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

        "Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Shares" means the shares of Company Common Stock.

        "Subsidiary" of any Person means any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

        "Taxes" means any and all taxes, charges, fees, duties, levies and assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

        "Third Party" means any Person or group other than the Parent, Merger Sub and their Affiliates.

        Section 1.2    Table of Other Defined Terms.     The following terms have the meanings set forth in the Sections referenced below:

Acquisition Proposal	6.4(f)(i)
Adverse Recommendation Change	6.4(b)
Agreement	Preamble
Appropriate Consultation	6.4(a)
Bid	4.15(a)
Book-Entry Shares	3.3(b)
CAA	4.12(c)(i)
CERCLA	4.12(c)(i)
Certificate of Merger	2.3
Certificates	3.3(b)
CFIUS	6.8(e)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Board	Recitals
Company Board Recommendation	6.4(b)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Schedule	Article IV
Company Employee	6.9(a)
Company Financial Statements	4.5(b)

Company Government Contract	4.15(a)
Company Government Subcontract	4.15(a)
Company Plans	4.10(a)
Company Registered IP	4.18(a)
Company RSU	3.2(b)
Company SEC Reports	4.5(a)
Company Stock Option	3.2(a)
Company Stockholder Approval	4.2
Company Stockholders	Recitals
Company Stockholders' Meeting	6.6(e)
Confidentiality Agreement	6.7(c)
Costs	6.12(a)
CWA	4.12(c)(i)
Designated Superior Proposal	6.4(b)(A)
DGCL	Recitals
Dissenting Shares	3.5
DOJ	6.8(b)
Effective Time	2.3
Environmental Laws	4.12(c)(i)
Environmental Permits	4.12(c)(ii)
EPCRA	4.12(c)(i)
ERISA	4.10(a)
Exon-Florio	4.3(b)
Foreign Antitrust Laws	4.3(b)
FTC	6.8(b)
Hazardous Materials	4.12(c)(iii)
HMTA	4.12(c)(i)
Indemnified Liabilities	6.12(a)
Indemnified Parties	6.12(a)
ITAR	4.3(b)
Material Contract	4.14(a)
Merger	Recitals
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	4.10(c)(viii)
Notice of Designated Superior Proposal	6.4(b)(A)
OPA	4.12(c)(i)
OSHA	4.12(c)(i)
Outside Date	8.1(b)(i)
Owned Real Property	4.17(b)
Parent	Preamble
Parent Plan	6.9(c)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
PBGC	4.10(c)(iii)
Permits	4.9
Preferred Stock	4.4
Proxy Statement	6.6(a)
RCRA	4.12(c)(i)
Representatives	6.4(a)
SDWA	4.12(c)(i)
Section 203	4.19

Superior Proposal	6.4(f)(ii)
Surviving Corporation	2.1
Takeover Laws	4.19
Termination Fee	8.3(b)(iv)
TSCA	4.12(c)(i)
United States Government	4.15(a)(iv)
WARN	6.9(e)

        Section 1.3    Interpretations.     For purposes of this Agreement:

          (a)   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

          (b)   The table of contents and headings contained in this Agreement or in any Exhibit or Schedule (including the Company Disclosure Schedule) are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c)   All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

          (d)   Any capitalized terms used in any Exhibit or Schedule (including the Company Disclosure Schedule) but not otherwise defined therein shall have the meaning as defined in this Agreement.

          (e)   All Exhibits and Schedules (including the Company Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

          (f)    The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified.

          (g)   All references to "dollars" or "$" or "US$" in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

ARTICLE II
THE MERGER

        Section 2.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and as a wholly-owned subsidiary of Parent.

        Section 2.2    Closing.     The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Pacific time, as soon as practicable but in no event later than the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, CA 90071, or such other date, time or place as the parties may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        Section 2.3    Effective Time.     Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger. The date and time when the Merger becomes effective is referred to in this Agreement as the "Effective Time."

        Section 2.4    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.5    Certificate of Incorporation; Bylaws.

          (a)   The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that Article II thereof shall read as follows: "FIRST: The name of the Corporation is Hi-Shear Technology Corporation."

          (b)   The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that such Bylaws shall be amended to reflect that the name of Surviving Corporation shall be Hi-Shear Technology Corporation.

        Section 2.6    Directors.     The Persons set forth on Schedule 2.6 shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        Section 2.7    Officers.     The Persons set forth on Schedule 2.7 shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 3.1    Conversion of Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

          (a)   Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 3.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Per Share Merger Consideration in cash, without interest.

          (b)   Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)   Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation.

          (d)   If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

        Section 3.2    Treatment of Options and Other Equity-Based Awards.

          (a)   At the Effective Time, each option or similar right (each, a "Company Stock Option") to purchase Shares granted under any Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor, Parent shall pay or cause the Surviving Corporation to pay to each former holder of any such canceled Company Stock Option as soon as practicable following the Effective Time (and in no event later than three Business Days thereafter) an amount in cash, without interest, equal to the product of (i) the excess of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

          (b)   At the Effective Time, each restricted stock unit or similar right (each, a "Company RSU") to purchase Shares granted under any Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor, Parent shall pay or cause the Surviving Corporation to pay to each former holder of each such canceled Company RSU as soon as practicable following the Effective Time, an amount in cash, without interest, equal to the Per Share Merger Consideration per Share underlying such Company RSU. Notwithstanding the foregoing, no Merger Consideration shall be payable with respect to any Company RSU to the extent Shares shall have been issued thereunder prior to the Effective Time, and such Company RSU shall have no force and effect following the Effective Time.

          (c)   Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain all consents and make all amendments, if any, to the terms of the Company Equity Plans and each outstanding Company Stock Option and Company RSU award agreement, and shall take all other actions within its control that are necessary to give effect to the provisions of this Section 3.2.

        Section 3.3    Exchange and Payment.

          (a)   Prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company reasonably acceptable to the Company to act as paying agent for the Company Stockholders in connection with the Merger (the "Paying Agent") to receive the aggregate Merger Consideration to which the Company Stockholders shall become entitled pursuant to Section 3.1 and Section 3.2. As promptly as practicable following the Effective Time and in any event not later than the first Business Day thereafter, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to Section 3.1 and Section 3.2 (such cash being hereinafter referred to as the "Payment Fund"). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1 and Section 3.2, except as provided in this Agreement. Parent shall pay or cause the Surviving Corporation to pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by Section 3.1 and Section 3.2.

          (b)   As promptly as practicable following the Effective Time and in any event not later than the third Business Day thereafter, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate or outstanding certificates ("Certificates") that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry ("Book-Entry Shares") which, in each case, were converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 3.1(a), (A) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(a). Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and such Certificate or Book-Entry Share shall forthwith be canceled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3, each share represented by a Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Per Share Merger Consideration payable in respect of each Share theretofore represented by such Certificate or Book-Entry Share, as applicable, pursuant to Section 3.1(a), without any interest thereon.

          (c)   All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

          (d)   The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent in investments that are customary for transactions of similar nature and size as the Merger. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 3.4), Parent shall promptly deposit (or cause to be deposited) cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

          (e)   At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the portion of the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares.

          (f)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

        Section 3.4    Withholding Rights.     Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options and Company RSUs or otherwise pursuant to this Agreement, such amounts as Parent, the Surviving Corporation or the Paying Agent is or are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 3.5    Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

 ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedule delivered by the Company to Parent concurrent with the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

        Section 4.1    Organization, Standing and Power.

          (a)   The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except with respect to clause (iii) for any such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b)   The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company's certificate of incorporation (the "Company Charter") and bylaws (the "Company Bylaws"), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

        Section 4.2    Authority.     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption and approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval, and to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity. As of the date hereof, the Company Board has (i) determined that the Merger and the other transactions contemplated by this Agreement are fair, advisable and in the best interests of the Company and its stockholders, (ii) adopted and approved this Agreement and the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, and (iii) subject to Section 6.4, has resolved to recommend that the Company Stockholders approve this Agreement and the transactions contemplated hereby.

        Section 4.3    No Conflict; Consents and Approvals.

          (a)   Except as set forth on Schedule 4.3(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of Section 4.3(b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or by which any of its properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, result in triggering any payment or other obligations, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any of its properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b)   Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and "blue sky" laws, (ii) the filings required under the HSR Act and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership ("Foreign Antitrust Laws"), (iii) any requirements set forth in the Exon-Florio Amendment to the Defense Production Act of 1950, as amended ("Exon-Florio"), (iv) the requirements set forth in Part 122.4(b) of the International Traffic in Arms Regulations ("ITAR") of the U.S. Department of State, (v) such filings as necessary to comply with the applicable requirements of the NYSE Amex, and (vi) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL.

        Section 4.4    Capitalization.     The authorized capital stock of the Company consists of (a) 25,000,000 Shares and (b) 500,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the date of this Agreement, (i) 6,852,416 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding, (iv) an aggregate of 28,719 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Equity Plans, and (v) an aggregate of 12,235 Shares underlying outstanding Company RSUs issued pursuant to Company Equity Plans. Except as set forth above and except for changes since the date of this Agreement resulting from the exercise of Company Stock Options or vesting of Company RSUs outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (C) except as set forth on Schedule 4.4 of the Company Disclosure Schedule, there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party. The Company does not have any Subsidiaries.

        Section 4.5    SEC Reports; Financial Statements.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since June 1, 2007 (all such forms, reports, statements, certificates and other documents filed since June 1, 2007 and prior to the date of this Agreement, collectively, the "Company SEC Reports"), and (ii) as of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Reports complied with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except to the extent that information in any Company SEC Report has been revised or superseded by a subsequently filed Company SEC Report, none of the Company SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   All of the audited financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the "Company Financial Statements") (i) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

          (c)   The Company has no Liabilities of any nature other than Liabilities (i) as and to the extent reflected or reserved against on the balance sheet set forth in the Company Financial Statements, (ii) Liabilities not required by GAAP to be set forth or reserved on a balance sheet of the Company or in the notes thereto, or (iii) incurred in the ordinary course of business consistent with past practice since May 31, 2009, or (iv) arising from contractual obligations to be performed after the date hereof under Contracts set forth on Schedule 4.14 of the Company Disclosure Schedule.

        Section 4.6    Company Information.     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in and actually included or incorporated by reference in the Proxy Statement or any other documents to be filed with the SEC in connection with the Merger or the other transactions contemplated hereby will, at the respective times such information is included in such documents so filed and at the time any amendment or supplement thereto is filed, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 4.7    Absence of Certain Changes or Events.     Except as set forth on Schedule 4.7 of the Company Disclosure Schedule, since May 31, 2009, (i) the business of the Company has been conducted in the ordinary course of business consistent with past practice, and (ii) there has not occurred any Material Adverse Effect. Since May 31, 2009, the Company has not taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.1.

        Section 4.8    Litigation.

          (a)   Except as set forth on Schedule 4.8 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any property or asset of the Company. To the Knowledge of the Company, there is no existing allegation, condition, situation or set of circumstances that would reasonably be expected to give rise to a material Action.

          (b)   There are not currently pending, nor have there been since May 31, 2007, any internal investigations conducted by the Company or the Company Board (or any committee thereof) concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct involving the Company or its officers or employees. As of the date hereof, there is no material Action that the Company intends to initiate.

        Section 4.9    Compliance with Laws; Permits.     The Company is in compliance in all material respects with all Laws applicable to it or by which any of its properties are bound. Since May 31, 2007, the Company has not received any written notice from any Governmental Authority alleging that it is not in compliance in any material respect with any Law. Except as set forth on Schedule 4.9 of the Company Disclosure Schedule, the Company has all material permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Authorities (collectively, "Permits") necessary for it to own, lease and operate its properties or to carry on its businesses as now conducted. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.9 with respect to (a) the Securities Act or the Exchange Act, which are covered in Section 4.5 and Section 4.6, (b) employee benefit and ERISA matters, which are covered in Section 4.10, (c) Environmental Laws (including applicable Laws with respect to Environmental Permits), which are covered in Section 4.12, (d) applicable Laws with respect to Taxes, which are covered in Section 4.13, and (e) applicable Laws with respect to Company Government Contracts or Company Government Subcontracts, which are covered in Section 4.15.

        Section 4.10    Benefit Plans.

          (a)   Schedule 4.10 of the Company Disclosure Schedule lists each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company has any present or future right to benefits or the Company has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans"; provided, however, that there shall be no obligation to list on Schedule 4.10 of the Company Disclosure Schedule any Company Plan that is not material to the Company. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, if applicable, (iii) any summary plan description and (iv) if applicable, for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

          (b)   Except as set forth on Schedule 4.10 of the Company Disclosure Schedule, the Company Plans have been maintained and administered in all material respects in accordance with their terms and Law.

          (c)   With respect to the Company Plans:

              (i)  each Company Plan subject to ERISA has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan;

             (ii)  each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the Knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to materially and adversely affect such determination or opinion;

            (iii)  there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), the IRS or any other Governmental Authority or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

            (iv)  no Company Plan is subject to Title IV of ERISA or subject to Section 412 of the Code;

             (v)  no Company Plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA;

            (vi)  the Company does not maintain any Company Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company is not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

           (vii)  none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

          (viii)  each Company Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code (a "Nonqualified Deferred Compensation Plan") subject to Section 409A of the Code is designed and has been administered in compliance with Section 409A of the Code since January 1, 2008.

          (d)   All material contributions required to be made as of the Effective Time under each Company Plan pursuant to the terms of each Company Plan, applicable Law or the Company's existing funding and contribution practices have been made, and all material benefits required to be paid or distributed as of the Effective Time from each Company Plan pursuant to the terms of each Company Plan, applicable Law or the Company's existing benefit payment and distribution practices have been made from such Company Plan, except to the extent reflected as a liability on the Company Financial Statements.

        Section 4.11    Labor Matters.     The Company is not a party to, or bound by, any collective bargaining agreement with any labor union or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company.

        Section 4.12    Environmental Matters.

          (a)   Except as set forth in any environmental assessments, reports or plans (including any Phase I reports) set forth on Schedule 4.12(a) of the Company Disclosure Schedule and previously made available to Parent and Merger Sub or as set forth on Schedule 4.12(a) of the Company Disclosure Schedule: (i) to the Knowledge of the Company, the Company is in compliance with all applicable Environmental Laws, and possesses and is in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as it presently operates; (ii) the Company has not within the past three (3) years received any written claim, complaint or notification, and is not presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the Knowledge of the Company, no such matter has been threatened in writing; (iii) to the Knowledge of the Company, there are no Hazardous Materials present at, on, under, about, or migrating onto, from or under any real property ever owned or leased by the Company, the presence of which requires investigation, cleanup or remediation under any Environmental Laws or exists at levels above any existing or proposed federal or state voluntary or regulatory cleanup objectives; and (iv) to the Knowledge of the Company no properties ever owned or operated by the Company, and no offsite locations to which Hazardous Materials related to or arising from the Company's operations have been sent for recycling, storage, treatment or disposal, have been proposed for listing on, or have been listed on any federal or state list of sites requiring or potentially requiring remediation, or have been otherwise identified by a Governmental Authority as a site requiring or potentially requiring cleanup or remediation under state or federal Environmental Laws.

          (b)   Notwithstanding any other representations and warranties in this Agreement, the representations and warranties contained in this Section 4.12 are the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Materials or any other health or safety matters related to the Company and its subsidiaries.

          (c)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

              (i)  "Environmental Laws" means all federal, state, regional, county and local statutes, regulations. ordinances, rules, regulations, and policies, all court and administrative orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever, including but not limited to those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, water (including surface water, groundwater, and storm water) or soil (including subsoil) contamination or pollution; releases of Hazardous Materials, protection of wildlife, endangered species, wetlands or natural resources; health and safety of employees and other persons; and notification requirements relating to the foregoing, including, without limitation, the following statutes, and regulations adopted thereunder: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq. ("CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation Recovery Act and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. ("RCRA"); the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq. ("CWA"); the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq. ("CAA"); the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. ("TSCA"); the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j ("SDWA"); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. ("HMTA"); the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. ("OPA"); the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq. ("EPCRA"); and the Occupational Safety and Health Act, 19 U.S.C. § 6251 et seq. ("OSHA").

             (ii)  "Environmental Permits" means any permits, licenses, registrations, governmental approvals, agreements, reports and consents applied for, pending by, issued or given, or required under applicable Environmental Laws.

            (iii)  "Hazardous Materials" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material, and includes, without limitation: (a) asbestos, polychlorinated biphenyls, or petroleum (including crude oil or any fraction thereof); (b) any material classified or regulated as "hazardous" or "toxic" pursuant to CERCLA; (c) any contaminant or waste regulated under RCRA; and (d) any substance regulated under the CWA, CAA, TSCA, HMTA, or OSHA.

        Section 4.13    Taxes.

        Except as set forth on Schedule 4.13 of the Company Disclosure Schedule:

          (a)   all material Returns required by applicable Law to be filed by or on behalf of the Company have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Returns were, at the time of filing, true and complete;

          (b)   the Company has withheld all material Taxes and is not delinquent in the payment of any material Tax, except with respect to matters for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP;

          (c)   no Liens for any material Taxes exist with respect to any assets or properties of the Company, except for statutory Liens for Taxes not yet delinquent;

          (d)   there are no Actions or audits now pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company with respect to any material Tax;

          (e)   the Company is not currently the beneficiary of any extension of time within which to file any Return;

          (f)    the Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (which waiver or extension is currently in effect) or entered into any agreement with a Governmental Authority with regard to Taxes that may affect any tax period after the Closing Date;

          (g)   the Company is not obligated to make any payments and is not a party to any agreement or agreements that, individually or collectively, provide for the payment by the Company in connection with the transactions contemplated by this Agreement of any amount of salaries or other compensation for services that is an "excess parachute payment" pursuant to Section 280G of the Code;

          (h)   the Company has not made any payments that were not deductible by reason of Section 162(m) of the Code for any period ending on or before the Closing Date;

          (i)    the Company is not a party to any Tax allocation, reimbursement, sharing or indemnification agreement, and there is no obligation of the Company to contribute to the payment of any Tax or any portion of any Tax of any Person other than the Company (in each case, other than pursuant to customary Tax indemnifications contained in credit or other commercial lending agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers and vendors);

          (j)    the Company has not been included in any "consolidated," "unitary" or "combined" Return for any year;

          (k)   during the five (5) year period ending on the date of this Agreement, the Company has not been a distributing corporation or a controlled corporation in a transaction that was intended to be governed by Section 355 of the Code; and

          (l)    the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481(a) of the Code (or any corresponding provision of state or local Tax law); or (B) prepaid amount received on or prior to the Closing Date.

        Section 4.14    Material Contracts.

          (a)   Except for this Agreement and except as set forth on Schedule 4.14 of the Company Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any Contract that (i) would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K; (ii) provides for aggregate payments by or to the Company reasonably expected to exceed $500,000 during the current term thereof; (iii) would, to the Knowledge of the Company, restrict the freedom of Parent or any of its Affiliates (including the Company) to engage in any line of business or to conduct business in any geography; (iv) relating to the employment of any Person, including any Contract containing severance or termination pay Liabilities related to termination of employment; or (v) relating to the borrowing of money or the guaranty of any such obligation (each, a "Material Contract").

          (b)   Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, any other party thereto. There is no material violation or default under any Material Contract by the Company or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Knowledge of the Company, any other party thereto.

        Section 4.15    Government Contracts.

          (a)   Except as set forth on Schedule 4.15(a) of the Company Disclosure Schedule, with respect to each Contract between the Company, on the one hand, and any Governmental Authority, on the other hand, for which final payment has not yet been made as of the date hereof, and each outstanding bid, quotation or proposal by the Company (each, a "Bid") that if accepted or awarded could lead to a Contract between the Company, on the one hand, and any Governmental Authority, on the other hand (each such Contract or Bid, a "Company Government Contract") and each Contract between the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority for which final payment has not yet been made as of the date hereof, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority (each such Contract or Bid, a "Company Government Subcontract"):

              (i)  each such Company Government Contract or Company Government Subcontract was, to the Knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

             (ii)  to the Knowledge of the Company, no reasonable basis exists to give rise to a claim by a Governmental Authority for fraud (as such concept is defined under applicable state or federal Laws of the United States) in connection with such Company Government Contract or Company Government Subcontract;

            (iii)  the Company has not received any written notice of, and to the Knowledge of the Company, none of the Company's employees is under any administrative, civil or criminal investigation by any Governmental Authority relating to irregularity, misstatement or omission arising under or relating to any Company Government Contract or Company Government Subcontract;

            (iv)  neither any United States Governmental Authority, including United States Government corporations and non-appropriated fund activities (collectively, the "United States Government") nor any prime contractor, subcontractor or other Person has notified the Company, in writing, that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract;

             (v)  to the Knowledge of the Company, it has not breached or violated in any material respect any certification, clause, representation or requirement under any Company Government Contract or Company Government Subcontract; and

            (vi)  the Company has not received any written notice of termination for default or cure notice pertaining to such Company Government Contract or Company Government Subcontract, except any notice that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, provided that this Section 4.15(a)(vi) shall not apply to any notice received more than twelve (12) months prior to the date of this Agreement.

          (b)   The Company has not received written notice of any (i) material outstanding claims (including material claims relating to bid or award protest proceedings) against the Company, either by any Governmental Authority or by any prime contractor, subcontractor or other Person, arising under or relating to any Company Government Contract or Company Government Subcontract, or (ii) formal pending or, to the Knowledge of the Company, threatened disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between the Company, on the one hand, and the United States Government, on the other hand, under the United States Contract Disputes Act, as amended, or any other Law or between the Company, on the one hand, and any prime contractor, subcontractor or other Person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract.

          (c)   Neither the Company nor, to the Knowledge of the Company, any employee of the Company is suspended or debarred from doing business with any Governmental Authority, proposed for such suspension or debarment, or directed to show cause why it should not be suspended or debarred. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be likely to result in a suspension or debarment proceeding or a finding of non-responsibility or ineligibility. The Company has not made any disclosures under Federal Acquisition Regulation (FAR) 52.203-13(b)(3).

        Section 4.16    Insurance.     All insurance policies that are material to the Company are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices. The Company is not in material breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies.

        Section 4.17    Properties and Assets.

          (a)   The Company has good title to all the properties and assets reflected in the most recent audited balance sheet of the Company included in the Company SEC Reports as being owned by the Company or acquired after the date thereof that are material to the Company's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except for Permitted Liens. The Company is the lessee of all leasehold estates reflected in the most recent audited balance sheet of the Company included in the Company SEC Reports or acquired after the date thereof that are material to the Company's business (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor.

          (b)   Schedule 4.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company (the "Owned Real Property"). Except as set forth on Schedule 4.17(b) of the Company Disclosure Schedule, the Company has good, valid and marketable title in fee simple to all Owned Real property, free and clear of all Liens of any nature whatsoever except for Permitted Liens. The Owned Real Property is not subject to any special assessment, condemnation, eminent domain, zoning or other land-use regulation proceeding.

        Section 4.18    Intellectual Property.

          (a)   Schedule 4.18 of the Company Disclosure Schedule sets forth a true and complete list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyrights and domain names owned by the Company on the date hereof and that are material to the business of the Company (collectively, "Company Registered IP"). Schedule 4.18 of the Company Disclosure Schedule sets forth all Intellectual Property expressly licensed to the Company by Third Parties that is material to the conduct of the Business, except for licenses and license agreements entered into in the ordinary course of business for commercially available off-the-shelf software (as that term is commonly understood). No Company Registered Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered Intellectual Property. All Intellectual Property owned by the Company is owned by the Company free and clear of all Liens except for Permitted Liens. The Company has not received any written notice or claim within the twelve (12) month period prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved. To the Knowledge of the Company, the Company owns or has the right to use all Intellectual Property used in and material to the conduct of the Business.

          (b)   The Company has taken commercially reasonable steps to maintain the confidentiality of all material information of the Company that it treats as "confidential" and from which it derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

          (c)   To the Knowledge of the Company, the Company is not infringing upon or misappropriating Intellectual Property of any Third Party in connection with the conduct of its business. The Company has not received in the year prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved. To the Knowledge of the Company, no Third Party is misappropriating or infringing any Intellectual Property owned by the Company. No Intellectual Property owned by the Company is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company.

        Section 4.19    State Takeover Statutes.     The Company Board has approved this Agreement and the transactions expressly contemplated hereby for all purposes of Section 203 of the DGCL

("Section 203") and has taken all action necessary to ensure that Section 203 will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of such transactions or restrict, impair or delay the ability of Parent or Merger Sub to engage in such transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, no other "fair price," "moratorium," "control share acquisition" or similar antitakeover Law (collectively, including Section 203, "Takeover Laws") enacted under any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

        Section 4.20    Opinion of Financial Advisor.     Prior to the execution of this Agreement, Lazard Frères & Co. LLC has delivered to the Company Board its written opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders. Prior to the execution of this Agreement, a true, correct and complete copy of such opinion was delivered to Parent.

        Section 4.21    Brokers.     No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

        Section 5.1    Organization, Standing and Power.

          (a)   Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii) for any such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)   Parent has previously furnished to the Company a true and complete copy of the articles of association of Parent and the certificate of incorporation and bylaws of Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

        Section 5.2    Authority.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity.

        Section 5.3    No Conflict; Consents and Approvals.

          (a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the articles of association of Parent or the certificate of incorporation or bylaws of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)   The execution, delivery and performance of this Agreement by the Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and "blue sky" laws, (ii) the filings required under the HSR Act, any filings required under Foreign Antitrust Laws and the applicable requirements of Exon-Florio, (iii) such filings as necessary to comply with the applicable requirements of the London Stock Exchange, if any, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Adverse Material Effect.

        Section 5.4    Parent Information.     None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Proxy Statement or (b) any other documents to be filed by the Company with the SEC in connection with the Merger or the other transactions contemplated hereby will, at the respective times such information is included in such documents so filed, at the time any amendment or supplement thereto is filed or, in the case of the Proxy Statement, at the time the Proxy Statement is disseminated to the holders of Shares and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 5.5    Litigation.     There is no Action by or against Parent or Merger Sub pending, or to the knowledge of Parent, threatened in writing that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

        Section 5.6    Ownership and Operations of Merger Sub.     Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.001 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

        Section 5.7    Financing.     Parent has and will have at the Effective Time access to sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent or Merger Sub to effect the Merger that Parent have sufficient funds for payment of the aggregate Merger Consideration.

        Section 5.8    Approval Required.     No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

        Section 5.9    Ownership of Shares.     Neither Parent nor Merger Sub nor any Affiliate of Parent owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire (except pursuant to this Agreement) or to vote any Shares.

ARTICLE VI
COVENANTS

        Section 6.1    Conduct of Business of the Company.

          (a)   The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Schedule 6.1 of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall conduct its business in the ordinary and usual course of business and in a manner consistent with past practice, and in compliance in all material respects with all applicable Laws (other than non-compliance with Laws that does not materially and adversely affect the business of the Company), shall preserve substantially intact its business organization and shall preserve its present relationships with customers, suppliers and other Persons with which it has material business relations.

          (b)   Between the date of this Agreement and the Effective Time, except (w) as expressly contemplated or permitted by this Agreement, (x) as disclosed on Schedule 6.1 of the Company Disclosure Schedule, (y) as required by applicable Law and notification is given to Parent in writing as promptly as practicable in connection therewith, or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not:

              (i)  amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

             (ii)  issue, deliver or sell or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of capital stock (except pursuant to the exercise of Company Stock Options, the vesting of Company RSUs or settlement of other awards outstanding as of the date hereof in accordance with the terms of such instruments) or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, including the granting of Company Stock Options and Company RSUs;

            (iii)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

            (iv)  adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise make changes with respect to its capital structure;

             (v)  (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts); or (B) sell or otherwise dispose of or encumber (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts), in each case, which is or are material to the Company, or enter into, modify or amend any lease with regard to real property;

            (vi)  enter into, modify or amend in any material respect any Material Contract or any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, except for entering into, modifying or amending Material Contracts in the ordinary course of business consistent with past practice, where such Material Contracts, or modifications or amendments thereto, do not contain any material non-customary onerous terms or conditions and are not reasonably expected to result in a material financial loss;

           (vii)  authorize any new capital expenditures which are, in the aggregate, in excess of the Company's annual capital expenditure budget set forth on Schedule 6.1(b)(vii) of the Company Disclosure Schedule;

          (viii)  (A) make any loans, advances or capital contributions to, or investments in, any other Person, (B) incur any indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person, in each case, in excess of $200,000 in the aggregate;

            (ix)  except to the minimum extent required by applicable Law (including Section 409(A) of the Code), pursuant to any arrangement in effect as of the date hereof, as contemplated by this Agreement or as consistent with past practice, (A) amend any of the terms or conditions of employment or engagement for any employee or consultant of the Company, (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the cost to the Company of maintaining the applicable compensation or benefit plan) with or for the benefit or its employees or directors, or (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other compensation,

             (x)  (A) materially increase the compensation or benefits of, or, other than in the ordinary course of business consistent with past practice, pay any bonus to, any employee or independent contractor of the Company, (B) grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards), or remove or modify existing restrictions in any Company Plan on any awards made thereunder, (C) take any action to accelerate the vesting or payment of any compensation or benefits under any Company Plan (except to the extent provided for under any Company Plan in existence as of the date hereof), or (D) make any material determination under any Company Plan that is inconsistent with the ordinary course of business or past practice;

            (xi)  implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto and as concurred with by the Company's independent auditors;

           (xii)  pay, discharge, compromise, satisfy, settle or agree to settle any Action (including any Action by a Third Party relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $100,000 in the aggregate or (B) consistent with the reserves reflected in the Company's most recent balance sheet contained in the Company SEC Reports;

          (xiii)  make any material tax election (except in connection with the preparation of Tax Returns in the ordinary course of business) or settle or compromise any material Tax liability or refund;

          (xiv)  fail to take any action necessary or advisable to protect or maintain the Intellectual Property that is material to the conduct of the business of the Company as currently conducted and planned by the Company to be conducted;

            (xv)  take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable); or

          (xvi)  authorize, commit to or agree to take any of the actions described in Section 6.1(b)(i) through 6.1(b)(xv).

        Section 6.2    Conduct of Business of Parent and Merger Sub Pending the Merger.     From and after the date of this Agreement and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to: (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to (i) obtain any approvals of any Governmental Authority necessary for the consummation of the transactions contemplated hereby, or (ii) perform its covenants or agreements hereunder; (b) cause its representations and warranties set forth in Article V to be untrue in any material respect; or (c) otherwise, individually or in the aggregate, cause a Parent Material Adverse Effect.

        Section 6.3    No Control of Other Party's Business.     Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 6.4    Acquisition Proposals.

          (a)   Subject to Sections 6.4(b) through (f), the Company agrees that it shall not, and that it shall direct its officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Company (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal; provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Section 6.4(b) or (c) or Section 8.1(c)(iii) shall not be deemed to be a breach of this Section 6.4(a). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

        Notwithstanding anything in this Section 6.4(a), at any time prior to the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.4(a), that was made after the date hereof and that the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation (hereinafter, "Appropriate Consultation") constitutes, or may reasonably be expected to lead to, a Superior Proposal, (i) furnish information with respect to the Company to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), including the standstill provisions thereof; provided, however, that any material non-public information provided to such Person has previously been provided to Parent, or is provided to Parent contemporaneously, and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal.

          (b)   Neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub its recommendation of this Agreement or the Merger (the "Company Board Recommendation"), (ii) approve or recommend, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, acquisition agreement or other similar agreement (other than a confidentiality agreement as permitted by Section 6.4(a)) constituting or relating to any Acquisition Proposal or (iii) resolve or publicly propose to take any such actions (any of the foregoing clauses (i)—(iii), an "Adverse Recommendation Change").

        Notwithstanding anything in this Section 6.4(b), if, prior to the Company Stockholder Approval, (A) the Company Board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with the Company Board's exercise of its fiduciary duties, the Company Board or any committee thereof may effect an Adverse Recommendation Change, or (B) the Company receives an Acquisition Proposal that the Company Board determines in good faith, after Appropriate Consultation, constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(c)(iii) and enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 6.4(b), and any purported termination pursuant to this Section 6.4(b) shall be void and of no force or effect, unless prior to such termination the Company pays by wire transfer of immediately available funds the Termination Fee in accordance with Section 8.3(c)(ii); and provided, further, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(iii), and any purported termination pursuant to this Section 6.4(b) shall be void and of no force or effect, unless:

            (A)  the Company has provided to Parent four (4) Business Days' prior written notice that it intends to take such action (a "Notice of Designated Superior Proposal"), which notice shall describe the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (a "Designated Superior Proposal") and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal (it being understood and agreed that any material amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal and a new four (4) Business Day period),

            (B)  during such four (4) Business Day period, if requested by Parent, the Company has engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal, and

            (C)  at the end of such four (4) Business Day period, such Acquisition Proposal has not been withdrawn and the Company Board has determined in good faith, after Appropriate Consultation, that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent in response to a Notice of Designated Superior Proposal).

          (c)   The Company promptly (and in any event within 24 hours) shall advise Parent orally or in writing of (i) any inquiries, proposals or offers regarding any Acquisition Proposal, (ii) any request for non-public information relating to the Company, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry, proposal or offer and the material terms of any such Acquisition Proposal, inquiry, proposal or offer.

          (d)   Nothing set forth in this Section 6.4 or in any other provision of this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), or from (ii) making any required disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law.

          (e)   Unless such actions are taken in connection with a termination of this Agreement in accordance with Section 8.1(c)(iii), the Company shall not take any action to approve any transaction under, or any Third Party becoming an "interested stockholder" under, Section 203.

          (f)    As used in this Agreement:

              (i)  "Acquisition Proposal" means any inquiry, proposal or offer from any Person or group of Persons for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company or (B) the acquisition in any manner, directly or indirectly, of fifteen percent (15%) or more of the equity securities or consolidated total assets of the Company (excluding inventory sold or proposed to be sold in the ordinary course of business consistent with past practice), in each case other than the Merger.

             (ii)  "Superior Proposal" means any Acquisition Proposal (provided that for purposes of this definition references to "fifteen percent (15%) or more" in the definition of "Acquisition Proposal" shall be deemed to be references to "greater than fifty percent (50%)") (A) on terms which the Company Board determines in good faith, after Appropriate Consultation, to be more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement, (B) that, in the good faith reasonable judgment of the Company Board, after Appropriate

    Consultation, is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, and (C) is not subject to any due diligence condition.

        Section 6.5    Additional SEC Reports.     From the date of this Agreement to the Effective Time, the Company will file with, or furnish to, the SEC all forms, statements, reports, certifications, schedules and other documents (including all exhibits and amendments thereto) required to be filed or furnished by it under the Exchange Act and/or the Securities Act. The Company will furnish to Parent drafts of all such forms, statements, reports, certifications, schedules and other documents a reasonable time prior to filing with, or furnishing to, the SEC, and copies of any such forms, statements, reports, certifications, schedules and other documents that it files with, or furnishes to, the SEC on or after the date of this Agreement.

        Section 6.6    Preparation of Proxy Statement; Company Stockholders' Meeting.

          (a)   As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days thereafter, the Company shall, with the assistance and approval (not to be unreasonably withheld, conditioned or delayed) of Parent, prepare and file a preliminary Proxy Statement, including the form of proxy, relating to the Merger (as amended or supplemented from time to time, the "Proxy Statement") with the SEC and shall use its reasonable best efforts to have such preliminary Proxy Statement (and any amendments or supplements thereto) cleared by the SEC promptly. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

          (b)   Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and any amendments and supplements thereto, in each case, prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes and other comments suggested by Parent and its counsel. In addition, the Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of those comments or other communications, and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

          (c)   The Proxy Statement, when filed, shall comply as to form in all material respects with the applicable requirements of the Exchange Act, and, subject to Section 6.4, shall include the Company Board Recommendation. The information included or incorporated by reference in the Proxy Statement will not at the time (A) the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, (B) the Proxy Statement is disseminated to the Company Stockholders, or (C) of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives that is contained in the Proxy Statement.

          (d)   Each of Parent and Merger Sub agrees that none of the information supplied by it for inclusion in the Proxy Statement will, at the date of filing the Proxy Statement, at the date first mailed to the Company Stockholders and at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

          (e)   As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the "Company Stockholders' Meeting"), (ii) cause a definitive Proxy Statement and all required amendments and supplements thereto to be disseminated to the Company Stockholders entitled to vote at the Company Stockholders' Meeting, and (iii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.4, include in the Proxy Statement the recommendation of the Company Board that the Company Stockholders vote in favor of the approval of this Agreement. Subject to Section 6.4, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and take all actions reasonably necessary or advisable to secure the Company Stockholder Approval.

        Section 6.7    Access to Information; Confidentiality.

          (a)   From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its officers, directors and Representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company of their normal duties. The Company shall not be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any Third Party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law or fiduciary duty.

          (b)   The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 6.7(a), and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in this Agreement.

          (c)   Each of Parent and Merger Sub will hold and treat and shall cause its Representatives to hold and treat in confidence all documents and information furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement (including any and all information (whether oral or written) provided to Parent, Merger Sub and their respective Representatives pursuant to Section 6.7(a)) in accordance with the Confidentiality Agreement dated as of May 18, 2009, by and between Parent and the Company (the "Confidentiality Agreement"), which shall remain in full force and effect in accordance with its terms.

        Section 6.8    Further Action; Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, and no party hereto shall take or cause to be taken any action that would reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings under Exon-Florio and under any Antitrust Law, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

          (b)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

          (c)   In furtherance and not in limitation of the covenants of the parties contained in Section 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided, however, that neither the Company nor Parent or any of its Subsidiaries or Affiliates shall be obligated to become subject to, or consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, hold separate or dispose of any assets or change the conduct of its business, and the Company shall not do any of the foregoing without the prior written consent of the Parent. Notwithstanding the foregoing, after the date of this Agreement and prior to the Effective Time or the termination of this Agreement, whichever is earlier, Parent and Merger Sub agree not to announce an intention to acquire or to acquire any businesses or assets that are reasonably likely to result in a materially adverse effect upon approval of the transactions contemplated by this Agreement by any Governmental Authority in connection with any Antitrust Law. For purposes of this Section 6.8(c), without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the date which is six (6) months from the date of this Agreement.

          (d)   Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

          (e)   In connection with and without limiting the foregoing, (i) the Company and Parent shall submit a joint voluntary notice as promptly as practicable and in any event within ten (10) Business Days following the date of this Agreement and promptly thereafter any requested supplemental information (collectively, the "Joint Filing") to the Committee on Foreign Investment in the United States ("CFIUS") pursuant to 31 C.F.R. Part 800 with regard to the Merger, (ii) Parent shall take primary responsibility for preparation and submission of the Joint Filing, (iii) the Company hereby agrees to provide to Parent all requisite information and otherwise to assist Parent in a timely fashion in order for Parent to complete preparation and submission of the Joint Filing in accordance with this Section 6.8(e), and (iv) each of Parent and the Company agrees to promptly notify the other of any communication from or with any of the Governmental Authorities in connection with the review of the Merger under Exon-Florio, which notice will include copies of any written or electronic communication and the material content of any verbal communication, and to respond to any inquiries or requests for information from CFIUS, any member agency of CFIUS or any other interested Governmental Authority in a timely fashion and to take all reasonable steps to cause CFIUS to conclude its review and, if undertaken, any investigation or referral to the President of the United States.

          (f)    In connection with the foregoing, the Company shall submit within five (5) Business Days following the date of this Agreement to the Directorate of Defense Trade Controls a notification of this Agreement in substantially the form contemplated Section 122.4(b) of the by ITAR. The Company shall provide such notification to Parent for approval prior to submission (which approval shall not unreasonably be withheld, conditioned or delayed).

        Section 6.9    Employment and Employee Benefits Matters; Other Plans.

          (a)   Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a "Company Employee") may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to maintain the severance-related provisions of existing Company Plans that are listed on Schedule 6.9 of the Company Disclosure Schedule, and to provide one hundred percent (100%) of the severance payments and benefits required thereunder to be provided any Company Employee terminated during that twelve (12) month period.

          (b)   Without limiting any additional rights that any Company Employee may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Company Employee (i) subject to Section 6.9(a) above, cash compensation levels (such term to include salary, bonus opportunities, commissions and severance) that are each no less favorable than, and (ii) benefits (including the costs thereof to Company Plan participants) provided under Company Plans that in the aggregate are no less favorable than, the overall cash compensation levels and benefits (including the costs thereof to Company Plan participants) maintained for and provided to such Company Employees immediately prior to the Effective Time; provided, however, that, subject to the foregoing, nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform to or comply with applicable Law; provided, further, that, the Surviving Corporation may alternatively provide substantially similar compensation and benefits and that nothing herein shall require the Surviving Corporation to provide compensation or benefits that would require Parent or its Affiliates to establish some new form of benefit plan or arrangement that does not already exist.

          (c)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting service and for purposes of determining the amount of severance and/or vacation a Company Employee may be or become entitled to, in each case, under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees' service with the Company, its Subsidiaries and their predecessor entities (each, a "Parent Plan") to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company immediately prior to the Effective Time.

          (d)   From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company and any officer, director, employee or consultant of the Company, (ii) all obligations in effect as of the Effective Time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company and (iii) all obligations in effect as of the Effective Time pursuant to outstanding restoration or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company; provided, however, that, subject to the foregoing, nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform to or comply with applicable Law.

          (e)   Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local Law, "WARN") affecting in whole or in part any site of employment, facility, operating unit or Company Employee, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such ninety (90) day period without complying with all provisions of WARN, or any similar provision of applicable foreign Law.

          (f)    No provision in this Section 6.9 will (i) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any other Person other than the parties and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement, (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, the Company or any of their respective Subsidiaries, or (iv) limit the Surviving Corporation's discretion and authority to interpret the respective employee benefit and compensation plans, agreements, arrangements, and programs, in accordance with their terms and applicable Law. Nothing contained in this Agreement shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation or their affiliates to continue to pay base salary, base wages or incentive compensation or to provide employee benefits to any person who is no longer employed by Parent or the Surviving Corporation.

        Section 6.10    Takeover Laws.     If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective board of directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

        Section 6.11    Notification of Certain Matters.     The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying fact or circumstance not so notified would constitute such a failure.

        Section 6.12    Indemnification, Exculpation and Insurance.

          (a)   Without limiting any additional rights that any Indemnified Party may have under any agreement or Company Plan, for a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), arising out of or relating to any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based as a whole or in part on or arising out of or relating as a whole or in part to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or a trustee (or the like) of any Company Plan, whether pertaining to any matters existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities"), including all Indemnified Liabilities based as a whole or in part on, or arising as a whole or in part out of, or relating to this Agreement, to the fullest extent permitted under applicable Law. Each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law in effect on the date hereof within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefore, provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

          (b)   Except as may be required by applicable Law, Parent, Merger Sub and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or in any indemnification agreement between such Indemnified Party and the Company shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

          (c)   Prior to the Effective Time, the Company shall purchase a six-year prepaid "tail policy" on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. Such policy, including the amount to be paid therefor, shall be subject to approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations of the Company thereunder to be honored by the Surviving Corporation.

          (d)   Notwithstanding anything herein to the contrary, if any Action (whether arising prior to, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.12 shall continue in effect until the final disposition of such Action.

          (e)   The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 6.12 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

          (f)    In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.12.

        Section 6.13    Rule 16b-3.     Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.14    Public Announcements.     The initial press releases issued by each party announcing this Agreement will be in a form that is mutually acceptable to Parent and the Company. Thereafter, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

        Section 6.15    Non-Solicitation of Employees.     If this Agreement is terminated prior to the Effective Time, Parent will not and will cause its Affiliates not to, for a period of three (3) years thereafter, without the prior written consent of the Company, solicit (other than a solicitation by general advertisement) any person who is an employee of the Company, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company. Parent agrees that any remedy at law for any breach by Parent (whether in connection with its own actions or those of its Affiliates) of this Section 6.15 would be inadequate, and that the Company would be entitled to injunctive relief in such a case. If it is ever held that this restriction on Parent is too onerous and is not necessary for the protection of the Company, Parent agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company.

        Section 6.16    Obligations of Parent and Merger Sub.     Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on and subject to the terms and conditions set forth in this Agreement.

        Section 6.17    Stockholder Litigation.     The Company shall give Parent the opportunity to participate (at Parent's expense) in the defense or settlement of any stockholder Action against the Company and its directors relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent shall not be obligated to consent to any settlement which does not include full release of Parent and its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation).

        Section 6.18    Closing Cash and Related Matters.     The Company agrees that (a) it shall use commercially reasonable efforts to cause its cash and cash equivalents at and after November 30, 2009 to be not less than $2,950,000 (reduced by the payment after the date hereof of any expenses of the transactions contemplated hereby), and (b) except as otherwise agreed by Parent in its sole discretion, at and as of the Closing the Company shall have no indebtedness for borrowed money and its assets shall not be subject to any Liens relating to indebtedness for borrowed money.

        Section 6.19    Title Policies.     The Company shall obtain policies of title insurance in an amount not less than $5,000,000 insuring the Company's fee simple title to the Owned Real Property, subject only to standard exceptions expressly not to include any Liens other than Permitted Liens.

ARTICLE VII
CONDITIONS PRECEDENT

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

          (a)    Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)    No Injunction or Prohibition.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and that enjoins or makes illegal or otherwise prohibits the consummation of the Merger.

          (c)    HSR Act; Antitrust.    Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

        Section 7.2    Conditions to the Obligations of the Company.     The obligation of the Company to consummate the Merger is also subject to the satisfaction, or waiver by the Company in writing in its sole discretion, at or prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, in determining the accuracy of such representations and warranties for purposes of this Section 7.2(a) , all materiality, "Parent Material Adverse Effect" and similar qualifiers set forth in such representations and warranties shall be disregarded).

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed or complied in all material respects with all of its agreements, obligations and covenants under this Agreement.

          (c)    Officers' Certificate.    The Company shall have received a certificate signed by a duly authorized executive officer of Parent certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

        Section 7.3    Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent in writing in its sole discretion, at or prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    (1) Each of the representations and warranties of the Company contained in Section 4.2 (Authority) and Section 4.4 (Capitalization) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date), (2) each of the representations and warranties of the Company contained in Section 4.5(b)(iii) (Financial Statements), Section 4.19 (State Takeover Statutes), Section 4.20 (Opinion of Financial Advisor), and Section 4.21 (Brokers) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, or any such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date) and (3) each of the other representations and warranties of the Company set forth in this Agreement (without regard to any materiality or Material Adverse Effect qualification contained in such representations and warranties) shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects with all of its agreements, obligations and covenants under this Agreement.

          (c)    Material Adverse Effect.    Since the date of this Agreement, there will not have been any event, change, circumstance, condition, development or effect that has had, or would reasonably be expected to have, a Material Adverse Effect.

          (d)    Officers' Certificate.    Parent shall have received a certificate signed by a duly authorized executive officer of the Company certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

          (e)    Exon-Florio.    Any of the four following conditions shall have occurred: (i) the period of time for any applicable review by CFIUS under Exon-Florio (including, if applicable, any investigation or referral to the President commenced thereunder) shall have expired and Parent and the Company agree to proceed to Closing without formal notice from CFIUS, (ii) CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Agreement has been concluded and that CFIUS will not undertake an investigation of the transaction, (iii) following an investigation, CFIUS shall have provided written notice that it has concluded its review and made a determination that there are no unresolved national security concerns, or (iv) the President shall have made a decision not to block the transaction.

          (f)    ITAR.    Sixty (60) days shall have passed after the date that the Company provided to the Directorate of Defense Trade Controls a notification of the transactions contemplated by this Agreement in accordance with Section 6.8(f), and the Directorate of Defense Trade Controls shall have not taken or threatened to take enforcement action against Parent, Merger Sub or the Company in connection with the consummation of the Merger.

          (g)    Appraisal Rights.    The holders of not more than ten percent (10%) in the aggregate of the Shares shall have perfected their appraisal rights under Section 262 of the DGCL with respect to their Shares or shall otherwise continue to have appraisal rights under any applicable Law.

          (h)    No Injunction or Prohibition.    There shall not have been instituted or pending any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect, nor shall any Law have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case requires, or conditions any approval on, the divestiture by Parent or Merger Sub of any Shares, or requires Parent, Merger Sub, the Company, or any of their respective Subsidiaries or Affiliates to take, or conditions any approval on, any action referred to in the proviso in Section 6.8(c) of this Agreement.

          (i)    No Governmental Litigation.    There shall not be pending any claim, action or suit by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iii) seeking to compel the Company, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

        Section 7.4    Frustration of Closing Conditions.     None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party's breach of this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Company Stockholders (with any termination by Parent also being an effective termination by Merger Sub):

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger shall not have been consummated on or before March 1, 2010 (the "Outside Date"); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if any action of the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date and such action or failure to perform constitutes a breach of this Agreement; or

             (ii)  if any court of competent jurisdiction or other Governmental Authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have fully complied with Section 6.8;

          (c)   by the Company:

              (i)  if Parent or Merger Sub breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII, (B) cannot be or has not been cured within forty-five (45) Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Company;

             (ii)  if any of the conditions set forth in Article VII shall have become incapable of fulfillment prior to the Outside Date; or

            (iii)  if the Company Board has determined to accept a Superior Proposal in accordance with Section 6.4;

          (d)   by Parent:

              (i)  if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII, (B) cannot be or has not been cured within forty-five (45) Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by Parent;

             (ii)  if any of the conditions set forth in Article VII shall have become incapable of fulfillment prior to the Outside Date; or

            (iii)  the Company Board shall have effected an Adverse Recommendation Change, or shall have approved, endorsed or recommended to the Company's stockholders an Acquisition Proposal other than the Merger, or shall have publicly proposed to effect any of the foregoing.

        The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other parties.

        Section 8.2    Effect of Termination.     In the event of termination in accordance with this Article VIII, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 4.21 (Brokers), Section 6.14 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses) and Article IX (General Provisions) of this Agreement shall survive the termination hereof; provided, however, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party or a party's stockholders, taking into consideration relevant matters, including other combination opportunities, the time value of money and the decrease in the market value of the Shares, which shall be deemed in such event to be damages of such party) arising out of a breach of any covenant or agreement set forth in this Agreement occurring prior to termination in accordance with the terms of this Agreement.

        Section 8.3    Fees and Expenses.

          (a)   Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b)   In the event that

              (i)  Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(i), (A) due to a delay resulting solely from the actions of the Company, or (B) and prior to the Company Stockholder Approval having been obtained, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made, and not withdrawn at least five (5) Business Days prior to the date of the Company Stockholders' Meeting, or

             (ii)  Parent terminates the Agreement pursuant to Section 8.1(d)(i), and in the case of either clause (i) or (ii) above, within twelve (12) months after such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, with a Third Party, or

            (iii)  the Company terminates this Agreement pursuant to Section 8.1(c)(iii), or

            (iv)  Parent terminates this Agreement pursuant to Section 8.1(d)(iii),

then, in the case of any of clause (i), (ii), (iii) or (iv) above, the Company shall pay, or cause to be paid, to Parent an amount equal to $4,000,000 (the "Termination Fee"). Notwithstanding anything in this Agreement to the contrary, the payment of the Termination Fee shall be the exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement pursuant to (A) Sections 8.1(b)(i) or 8.1(d)(i) in the circumstances contemplated in Section 8.3(b)(i) or (ii) above, or (B) Section 8.1(c)(iii) or (d)(iii).

          (c)   Payment of the Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) in the circumstances described in

  Section 8.3(b)(i) or (ii), promptly (but in no event later than one Business Day) following the first to occur of the entering into of such definitive agreement and consummation of such Acquisition Proposal, (ii) in the circumstances described in Section 8.3(b)(iii), prior to or simultaneously with and as a condition to the termination, and (iii) in the circumstances described in Section 8.3(b)(iv), promptly (but in no event later than one Business Day) following termination.

          (d)   Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees on behalf of itself and its Affiliates that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The Company acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent would not have entered into this Agreement.

        Section 8.4    Frustration of Conditions.     The right to terminate this Agreement pursuant to Section 8.1(c)(ii) or 8.1(d)(ii) shall not be available if the failure of the party so requesting termination for failure to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date.

ARTICLE IX
GENERAL PROVISIONS

        Section 9.1    Nonsurvival of Representations and Warranties.     None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

        Section 9.2    Disclosure.     Notwithstanding anything to the contrary contained in the Company Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Schedule as though fully set forth in such section of the Company Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent. Inclusion of an item in the Company Disclosure Schedule as an exception to a representation, warranty, covenant or agreement contained in this Agreement shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

        Section 9.3    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

              (i)  if to Parent, Merger Sub or the Surviving Corporation, to:

        Chemring Group PLC
        1500 Parkway
        Whiteley, Fareham, Hampshire
        P015 7AF England
        Attention: Sarah Ellard
        Fax: +44 (0) 1489 881123

        with a copy (which shall not constitute notice) to:

        Seyfarth Shaw LLP
        131 S. Dearborn Street, Suite 2400
        Chicago, Illinois 60603
        Attention:  Robert F. Weber
                            Michael D. Thompson
        Facsimile: (312) 460-7961

             (ii)  if to Company, to:

        Hi-Shear Technology Corporation
        24225 Garnier Street
        Torrance, CA 90505
        Attention: Jack Bunis
        Facsimile: (310) 325-5354

        with a copy (which shall not constitute notice) to:

        Gibson, Dunn & Crutcher LLP
        333 South Grand Avenue
        Los Angeles, California 90071
        Attention: Jeffrey A. Le Sage
        Facsimile: (213) 229-6504

        Section 9.4    Entire Agreement.     This Agreement (including the exhibits hereto), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

        Section 9.5    Parties in Interest.     Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at the Effective Time, the rights of the holders of Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at the Effective Time, the rights of the holders of Company Stock Options and Company RSUs to receive the payments contemplated by the applicable provisions of Section 3.2 in accordance with the terms and conditions of this Agreement, and (d) the right of the Company, on behalf of its stockholders and in its sole and absolute discretion, to pursue damages pursuant to Section 8.2 and other relief, including equitable relief, in the event of Parent's or Merger Sub's breach of this Agreement, which rights are hereby acknowledged and agreed by Parent, Merger Sub and the Company.

        Section 9.6    Amendment or Supplement.     This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

        Section 9.7    Extension of Time; Waiver.     At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

        Section 9.8    Governing Law.     This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

        Section 9.9    Submission to Jurisdiction.     Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 9.10    Assignment; Successors.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 9.11    Enforcement.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third-party beneficiaries under clause (d) of Section 9.5), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        Section 9.12    Severability.     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

        Section 9.13    Waiver of Jury Trial.     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 9.14    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        Section 9.15    Facsimile or PDF Signature.     This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

        Section 9.16    No Presumption Against Drafting Party.     Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHEMRING GROUP PLC
By:	/s/ PAUL RAYNER
	Name:	Paul Rayner
	Title:	Director
PARKWAY MERGER SUB, INC.
By:	/s/ PAUL RAYNER
	Name:	Paul Rayner
	Title:	President
HI-SHEAR TECHNOLOGY CORPORATION
By:	/s/ GEORGE W. TRAHAN
	Name:	George W. Trahan
	Title:	Chairman of the Board & Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

September 15, 2009

The Special Committee of the Board of Directors
The Board of Directors
Hi-Shear Technology Corporation
24225 Garnier Street
Torrance, CA 90505

Dear Members of the Special Committee and the Board of Directors:

        We understand that Hi-Shear Technology Corporation, a Delaware corporation ("Company"), and Chemring Group PLC, a company organized under the laws of England and Wales ("Buyer"), and Parkway Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, dated as of September 16, 2009 (the "Agreement"), pursuant to which Buyer will acquire Company (the "Transaction"). Pursuant to the Transaction, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.001 per share of the Company ("Company Common Stock") (other than shares held by (i) the Company, the Buyer, Merger Sub, or any wholly owned subsidiary of the Company and (ii) those persons who demand an appraisal of their shares (collectively, "Excluded Holders")) will be converted into the right to receive $19.18 in cash (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

        In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of the Agreement;

  (ii)
  Analyzed certain publicly available historical business and financial information relating to Company;

  (iii)
  Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;

  (iv)
  Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

  (v)
  Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

  (vi)
  Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

  (vii)
  Reviewed historical stock prices and trading volumes of Company Common Stock; and

  (viii)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with such valuation or appraisal. With respect to the financial forecasts that we have reviewed, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Company as to the future financial performance of Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction.

        In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein). In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

        Lazard Frères & Co. LLC is acting as financial advisor to the Special Committee of the Board of Directors in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and/or our respective affiliates may actively trade securities of Company and/or the Buyer for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

        Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

        Our opinion expressed herein are for the benefit of the Special Committee of the Board of Directors of Company and the Board of Directors and our opinion is rendered to the Special Committee of the Board of Directors of Company and the Board of Directors in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,
LAZARD FRÈRES & CO. LLC
By:	/s/ MICHAEL J. RICHTER Michael J. Richter Managing Director

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

HI-SHEAR TECHNOLOGY CORPORATION

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of HI-SHEAR TECHNOLOGY CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders of HI-SHEAR TECHNOLOGY CORPORATION to be held on November 19, 2009 at 2:00 p.m., local time, at 24225 Garnier Street, Torrance, California 90505-5355 and hereby appoints George W. Trahan and Jack Bunis, and each of them, its proxies and attorneys-in-fact, each with full power of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders and at any postponements or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.  Such attorneys or substitutes as shall be present and shall act at said meeting or any adjournments or postponements thereof shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

All other proxies heretofore given by the undersigned to vote shares of HI-SHEAR TECHNOLOGY CORPORATION’S common stock are expressly revoked.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

HI-SHEAR TECHNOLOGY CORPORATION

November 19, 2009

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 19, 2009:

The Notice of Meeting, proxy statement and proxy card
are available at www.hstc.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 BELOW:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN

1.

Proposal to approve and adopt the agreement and plan of merger, dated as of September 16, 2009, by and among Chemring Group PLC, Parkway Merger Sub, Inc. and Hi-Shear Technology Corporation, and to approve Chemring Group PLC’s acquisition of Hi-Shear Technology Corporation through a merger of Parkway Merger Sub, Inc., a wholly-owned subsidiary of Chemring Group PLC, with and into Hi-Shear Technology Corporation, as contemplated by the agreement and plan of merger:

		☐	☐	☐

2.

 Proposal to approve any adjournments of the Special Meeting of Stockholders, if determined to be necessary by Hi-Shear Technology Corporation, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting of Stockholders, or at any adjournment or postponement of that meeting, to approve and adopt the agreement and plan of merger and the merger:

		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any postponements or adjournments thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED THE PROXIES WILL HAVE THE AUTHORITY TO VOTE FOR THE ITEMS 1 AND 2, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.